APOLLO GROUP, INC.
OFFER TO AMEND OR REPLACE ELIGIBLE OPTIONS
JUNE 13, 2007
THE OFFER AND WITHDRAWAL RIGHTS EXPIRE
AT 11:59 P.M., EASTERN DAYLIGHT TIME, ON JULY 12, 2007,
UNLESS THE OFFER IS EXTENDED
Apollo Group, Inc. (“Apollo Group”, the “Company”, “us” or “we”) is making this offer to certain individuals to amend or replace certain outstanding stock options to purchase the Company’s Class A common stock previously granted to them under the following stock incentive plans (collectively, the “Plans”):
- the Long Term Incentive Plan, and
- the Amended and Restated 2000 Stock Incentive Plan.
A stock option will be subject to this offer only to the extent that option meets each of the following conditions:
(i) The option was granted under one of the Plans.
(ii) The option was incorrectly priced in that the exercise price per share currently in effect for that option is based on the fair market value per share of the Company’s Class A common stock on a date earlier than the date which has now been determined to be the correct measurement date for that option for financial accounting purposes.
(iii) The option was unvested as of December 31, 2004.
(iv) The option is held by an individual who is, on the expiration of this offer, a current employee of the Company (or any Apollo Group subsidiary) and subject to income taxation in the United States with respect to that option (an “Eligible Optionee”). However, executive officers of the Company and members of the Company’s Board of Directors are not eligible to participate.
(iv) The option is outstanding on the expiration date of this offer.
An option that satisfies each of the foregoing conditions is designated an Eligible Option for purposes of this offer. If only a portion of the option meets the foregoing conditions, then only that portion will be an Eligible Option, and the balance of that option will not be eligible for amendment or replacement pursuant to this offer.
From 2000 through 2004 the Company granted options to purchase shares of UPX Online common stock, a class of common stock reflecting the separate financial performance of the University of Phoenix, Inc., one of the Company’s subsidiaries. On August 27, 2004, the outstanding UPX options were converted into options to purchase shares of the Company’s Class A common stock at a ratio of 1 share of UPX Online common stock to 1.0766 shares of Apollo Group Class A common stock. This conversion ratio was also used to adjust the exercise price for the converted UPX options. To the extent an option to acquire the Company’s Class A common stock was originally granted as an option to acquire shares of UPX Online common stock at an exercise price per share based on the fair market value per share of that stock on a date earlier than the date on which the option was actually deemed to be granted for financial accounting purposes, such option will constitute an Eligible Option, provided it meets each of the foregoing conditions for an Eligible Option.
Unless remedial action is taken to adjust the exercise price of an Eligible Option, that option may be treated as a below-market grant subject to adverse tax consequences under Section 409A of the Internal Revenue Code.

i

Accordingly, the Company is making this offer so that each Eligible Optionee holding one or more Eligible Options will have the opportunity to amend or replace those options to the extent necessary to avoid such adverse taxation. The amendment will adjust the exercise price per share currently in effect for the Eligible Option to the lower of (i) the fair market value per share of the Company’s Class A common stock on the revised measurement date determined for that option for financial accounting purposes or (ii) the closing price per share of such common stock on the date on which the option is amended. The new exercise price per share will be designated the “Adjusted Exercise Price” and will become effective on the first business day following the expiration of the offer (the “Amendment Date”). The option as so amended for the Adjusted Exercise Price will be designated an “Amended Option.” However, if the Adjusted Exercise Price as so determined would be the same or lower than the exercise price per share currently in effect for the Eligible Option, then that option will, on the Amendment Date, be canceled and immediately replaced with a new option that is exactly the same as the canceled option, including the same exercise price per share and no loss of vesting or change to the expiration date of the option term, but with a new grant date. That replacement option will be designated a “New Option.” Such cancellation and re-grant is necessary to evidence the remedial action required under Section 409A with respect to an Eligible Option whose current exercise price is not increased.
If only a portion of an outstanding option is an Eligible Option (i.e., the portion of such option that was unvested as of December 31, 2004), then only that portion may be amended or replaced pursuant to this offer. The balance of such option will not be subject to this offer and will not constitute an Eligible Option for purposes of this offer. That portion (i.e., the portion that was vested as of December 31, 2004) will retain its current exercise price and will not be subject to adverse tax consequences under Section 409A of the Internal Revenue Code.
Each Eligible Optionee whose Eligible Option is amended to increase the exercise price pursuant to this offer will become entitled to receive a special cash bonus (the “Cash Bonus”) with respect to that option. The amount of the Cash Bonus payable with respect to each Eligible Option that is amended to increase the exercise price to the Adjusted Exercise Price will be determined by multiplying (i) the amount by which the Adjusted Exercise Price exceeds the exercise price per share currently in effect for that Eligible Option by (ii) the number of shares of the Company’s Class A common stock purchasable under that option at the Adjusted Exercise Price. The Cash Bonus will be paid on the Company’s first regularly scheduled payroll date after January 1, 2008, which will not be later than January 15, 2008. Such a delayed payment is required by applicable Internal Revenue Service (“IRS”) regulations. The payment when made will be subject to the Company’s collection of all applicable withholding taxes and other amounts required to be withheld by the Company. Such Cash Bonus will be paid whether or not you continue in the Company’s employ through the payment date.
If you are not in the employ of the Company (or any Apollo Group subsidiary) on the expiration date of the offer or on the Amendment Date, then none of your tendered Eligible Options will be amended or replaced, and you will not become entitled to any Cash Bonus with respect to those options. The tendered options will be returned to you and will remain exercisable in accordance with the terms in effect for them at the time of tender, including the current exercise price per share. You will incur Section 409A tax penalties upon your subsequent exercise of those options, unless you bring those options into compliance with Section 409A prior to such exercise.
The offer set forth in this document and the related Election Form and Stock Option Amendment and Special Bonus Agreement (collectively, as they may each be amended or supplemented from time to time, constitute the “Offer”) will expire on the expiration date, currently set for July 12, 2007, unless extended (the “Expiration Date”).
If you are an Eligible Optionee, then you will receive an email on the commencement date of the Offer announcing the Offer and containing a link to the Offer website. Once you have logged onto the Offer website and clicked on the “Make An Election” button, you will be directed to your Election Form that contains the following personalized information with respect to each Eligible Option you hold:
- the grant date indicated for that option on the applicable option agreement or grant notice,
- the current exercise price per share in effect for that option,

- the number of shares of the Company’s Class A common stock purchasable under that option,
- the revised measurement date determined for that option for financial accounting purposes, and
- the fair market value per share of the Company’s Class A common stock on the revised measurement date.
As of June 12, 2007, options to purchase approximately 9,343,311 shares of our Class A common stock were issued and outstanding under the Plans, including Eligible Options to purchase up to approximately 2,068,679 shares of our Class A common stock.
We are making this Offer upon the terms and subject to the conditions set forth in this Offer, including the conditions described in Section 7. Participation in the Offer is voluntary, and you are not required to tender any of your Eligible Options for amendment or replacement. The Offer is not conditioned upon the tender of any minimum number of Eligible Options for amendment or replacement.
Although our Board of Directors has approved this Offer, neither we nor our Board of Directors will make any recommendation as to whether you should tender your Eligible Options for amendment or replacement. You must make your own decision whether to tender your Eligible Options after taking into account your own personal circumstances and preferences. You should be aware that adverse tax consequences under Section 409A may apply to your Eligible Options if they are not amended or replaced pursuant to this Offer, and you will be solely responsible for any taxes, interest or penalties you may incur under Section 409A. For that reason, we recommend that you consult with your personal tax advisor to determine the consequences of tendering or not tendering your Eligible Options pursuant to the Offer.
Shares of our Class A common stock are quoted on the Nasdaq Global Select Market under the symbol “APOL.” On June 12, 2007, the last reported sale price of our Class A common stock on the Nasdaq Global Select Market was $47.47 per share. The Class A common stock is one of two classes of our outstanding common stock. The second class is our Class B common stock and is not publicly traded. The Class A common stock is not a voting stock, and the Class B common stock is the sole outstanding voting stock of the Company. The two classes of common stock generally have the same dividend and liquidation rights; however, our Board of Directors, in its discretion, has the authority to declare dividends on either or both classes of such common stock at any one time.
The Adjusted Exercise Price to be in effect for each Eligible Option amended pursuant to the Offer will represent the lower of (i) the fair market value of the Company’s Class A common stock on the revised measurement date determined for that option for financial accounting purposes or (ii) the closing price of the Company’s Class A common stock on the Amendment Date. If the Adjusted Exercise Price would otherwise be the same or lower than the exercise price per share currently in effect for a tendered Eligible Option, then that option will be replaced with a New Option. Neither the exercise price currently in effect for each Eligible Option nor the Adjusted Exercise Price for each such option is meant to reflect our view of what the trading price of our Class A common stock will be in the short, medium or long-term.
You should direct questions about the Offer or requests for assistance or for additional copies of this document, the related Tender Offer Statement on Schedule TO or the Election Form and accompanying Stock Option Amendment and Special Bonus Agreement to the Apollo Group Tender Offer Hotline at 1-800-398-1278 or stockoptions@apollogrp.edu.
We have not authorized anyone to give you any information or to make any representation in connection with this Offer other than the information and representations contained in this document, the related Tender Offer Statement on Schedule TO or in the related Election Form and Stock Option Amendment and Special Bonus Agreement. If anyone makes any representation or gives you any information that is different from the representations and information contained in this Offer, the related Tender Offer Statement on Schedule TO or in the related Election

Form and Stock Option Amendment and Special Bonus Agreement, you must not rely upon that representation or information as having been authorized by us. We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Eligible Options pursuant to the Offer.
The Offer has not been approved or disapproved by the United States Securities and Exchange Commission (the “SEC”) or any state or foreign securities commission, nor has the SEC or any state or foreign securities commission passed upon the accuracy or adequacy of the information contained in this Offer. Any representation to the contrary is a criminal offense. We recommend that you consult with your tax advisor to determine the tax consequences of electing or not electing to participate in the Offer.
IMPORTANT INFORMATION
If you wish to tender one or more of your Eligible Options for amendment or replacement, you must properly complete and sign the Election Form in accordance with the applicable instructions for that form. You can complete this process by accessing the Offer website at https://apol.equitybenefits.com.
As soon as administratively practicable following the Amendment Date, we will return to you a final and complete Stock Option Amendment and Special Bonus Agreement in which the Adjusted Exercise Price for each of your Amended Options and the related Cash Bonus will be set forth in Schedule I to that agreement. You will also receive at that time an Option Cancellation and Regrant Agreement for any New Option granted to you in replacement of a tendered Eligible Option with a current exercise price per share that is the same or higher than the closing price per share of our Class A common stock on the Amendment Date. The terms of the Option Cancellation and Regrant Agreement will be the same as the option agreement in effect for the canceled option, including the same exercise price per share and no loss of vesting or change to the expiration date of the option term, but will have a new grant date.
The key dates to remember in connection with the Offer are as follows:
The commencement date of the Offer is June 13, 2007.
The Offer will expire at 11:59 pm Eastern Daylight Time on July 12, 2007 (unless we extend it).
The Eligible Options will be amended or replaced on July 13, 2007 (unless we extend the Offer). Please be aware that your option account at your broker may not accurately reflect the amendment or replacement for one to two business days following the Amendment Date.
The Cash Bonus for the Amended Options will become payable on the Company’s first regularly scheduled payroll date after January 1, 2008, which will not be later than January 15, 2008. Such a delayed payment is required by applicable IRS regulations.
We are not making the Offer to, nor will we accept any tender of Eligible Options on behalf of, option holders in any jurisdiction in which the Offer or the acceptance of any option tender would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to legally make the Offer to option holders in any such jurisdiction.

SCHEDULE I	INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF APOLLO GROUP, INC.

SCHEDULE II	INFORMATION CONCERNING REMEDIAL ACTION TAKEN BY APOLLO GROUP DIRECTORS AND EXECUTIVE OFFICERS TO OPTIONS WITH REVISED MEASUREMENT DATES

SCHEDULE III	BENEFICIAL OWNERSHIP OF SECURITIES BY APOLLO GROUP DIRECTORS AND EXECUTIVE OFFICERS

INDEX TO SUMMARY TERM SHEET

QUESTION		PAGE

1.	WHAT OPTIONS ARE ELIGIBLE FOR AMENDMENT OR REPLACEMENT PURSUANT TO THE OFFER?	3

2.	WILL OPTIONS THAT WERE ORIGINALLY GRANTED TO PURCHASE UPX ONLINE COMMON STOCK BE ELIGIBLE FOR AMENDMENT OR REPLACEMENT PURSUANT TO THE OFFER?	3

3.	WHAT IF THE VESTING OF ONE OR MORE OF MY OPTIONS WAS ACCELERATED?	4

4.	WHAT OTHER DEFINED TERMS ARE IMPORTANT TO UNDERSTAND THE OFFER?	4

5.	WHY IS APOLLO GROUP MAKING THE OFFER?	5

6.	ARE APOLLO GROUP EXECUTIVE OFFICERS AND NON-EMPLOYEE BOARD MEMBERS ELIGIBLE TO PARTICIPATE IN THE OFFER?	5

7.	ARE OPTIONEES RESIDENT OUTSIDE THE UNITED STATES ELIGIBLE TO PARTICIPATE IN THE OFFER?	6

8.	WHAT ARE THE COMPONENTS OF THE OFFER?	6

9.	WHAT HAPPENS IF I AM NOT A CURRENT EMPLOYEE ON THE EXPIRATION DATE?	6

10.	WHAT HAPPENS IF MY EMPLOYMENT TERMINATES ON OR AFTER THE EXPIRATION DATE BUT BEFORE THE AMENDMENT DATE?	7

11.	WHAT ARE THE TAX CONSEQUENCES OF AN OPTION SUBJECT TO CODE SECTION 409A?	7

12.	WHAT ARE THE TAX CONSEQUENCES IF I TENDER MY OPTIONS FOR AMENDMENT OR REPLACEMENT PURSUANT TO THE OFFER?	8

13.	HOW WILL MY CASH BONUS BE TAXED?	9

14.	WHAT ARE THE TAX CONSEQUENCES IF I DO NOT TENDER MY OPTIONS FOR AMENDMENT OR REPLACEMENT PURSUANT TO THE OFFER?	9

15.	WHAT SECURITIES ARE SUBJECT TO THE OFFER?	9

16.	AM I REQUIRED TO PARTICIPATE IN THE OFFER?	9

17.	DO I HAVE TO ACCEPT THE OFFER WITH RESPECT TO ALL OF MY ELIGIBLE OPTIONS OR MAY I DECIDE TO ACCEPT THE OFFER WITH RESPECT TO ONLY A PORTION OF THE ELIGIBLE OPTIONS?	9

18.	WILL THE TERMS AND CONDITIONS OF MY AMENDED OPTIONS OR NEW OPTIONS BE THE SAME AS THOSE CURRENTLY IN EFFECT FOR MY ELIGIBLE OPTIONS?	9

19.	WHEN WILL MY ELIGIBLE OPTIONS BE AMENDED OR REPLACED?	10

20.	WHAT HAPPENS IF THE FAIR MARKET VALUE OF THE APOLLO GROUP CLASS A COMMON STOCK ON THE AMENDMENT DATE IS LESS THAN THE FAIR MARKET VALUE PER SHARE OF SUCH COMMON STOCK ON THE REVISED MEASUREMENT DATE OF THE ELIGIBLE OPTION?	10

21.	WHEN CAN I EXERCISE MY AMENDED OPTIONS OR NEW OPTIONS?	10

22.	CAN I EXERCISE MY ELIGIBLE OPTIONS AFTER I TENDER MY ELIGIBLE OPTION BUT BEFORE AMENDMENT OR REPLACEMENT?	10

23.	WILL MY AMENDED OR REPLACED OPTIONS BE INCENTIVE STOCK OPTIONS OR NON-STATUTORY OPTIONS?	11

SUMMARY TERM SHEET
The following are answers to some of the questions that you may have about the Offer. We urge you to read carefully the remainder of this document and the accompanying Election Form and Stock Option Amendment and Special Bonus Agreement (which when taken together, as they may each be amended or supplemented from time to time, constitute the “Offer”) because the information in this summary and in the introductory pages preceding this summary is not complete and may not contain all of the information that is important to you. Additional important information is contained in the remainder of this document and the Election Form and accompanying Stock Option Amendment and Special Bonus Agreement. We have included page references to the relevant sections of the document where you can find a more complete description of the topics in this summary term sheet.
1. WHAT OPTIONS ARE ELIGIBLE FOR AMENDMENT OR REPLACEMENT PURSUANT TO THE OFFER?
Section 409A to the Internal Revenue Code (the “Code”) provides that an option granted with a below-market exercise price, to the extent it was not vested as of December 31, 2004, will be subject to adverse income taxation (as described below), unless that option is brought into compliance with Section 409A before exercise. Apollo Group has decided to offer eligible persons holding such options the opportunity to amend or replace each such option to avoid adverse taxation under Section 409A.
An outstanding option to purchase shares of the Company’s Class A common stock will be eligible for amendment or replacement pursuant to the Offer if that option meets each of the following conditions:
(i) The option was granted under one of the following stock incentive plans of the Company (the “Plans”):
- the Long Term Incentive Plan; or
- the Amended and Restated 2000 Stock Incentive Plan.
(ii) The option was incorrectly priced in that the exercise price per share currently in effect for that option is based on the fair market value per share of the Company’s Class A common stock on a date earlier than the date which has been determined to be the correct measurement date for that option for financial accounting purposes.
(iii) The option was unvested as of December 31, 2004.
(iv) The option is held by an individual who is, on the expiration of this offer, an Eligible Optionee.
(iv) The option is outstanding on the expiration date of this offer.
An option that meets each of the foregoing conditions will constitute an “Eligible Option” for purposes of the Offer. If only a portion of the option meets those conditions, then only that portion will be an Eligible Option, and the balance of that option will not be eligible for amendment or replacement pursuant to this offer. (Page 15)
2. WILL OPTIONS THAT WERE ORIGINALLY GRANTED TO PURCHASE UPX ONLINE COMMON STOCK BE ELIGIBLE FOR AMENDMENT OR REPLACEMENT PURSUANT TO THE OFFER?
One or more of your option grants may have originally been granted to acquire shares of UPX Online common stock (“UPX Options”). Such common stock was a separate class of the Company’s common stock which was used to track the separate financial performance of the University of Phoenix, Inc., one of the Company’s subsidiaries. On August 27, 2004, the outstanding UPX Options were converted into options to purchase shares of the Company’s Class A common stock at a ratio of 1 share of UPX Online common stock to 1.0766 shares of Apollo Group Class A common stock. This conversion ratio was also used to adjust the exercise price for the converted UPX Options.
To the extent one or more of your options to acquire the Company’s Class A common stock was originally granted as an option to acquire shares of UPX Online common stock at an exercise price per share based on the fair market value per share of that stock on a date earlier than the date on which the option was actually deemed to be granted for financial accounting purposes, such option will constitute an Eligible Option, provided it meets each of the conditions for an Eligible Option listed in Question 1 above. (Page 15)
3. WHAT IF THE VESTING OF ONE OR MORE OF MY OPTIONS WAS ACCELERATED?
If the vesting schedule of your option was accelerated prior to December 31, 2004, so that all of it vested as of December 31, 2004, the accelerated option will not be subject to Section 409A and will not constitute an Eligible Option for purposes of the Offer. That option will not be included on your personalized Election Form that you access on the Offer website.
4. WHAT OTHER DEFINED TERMS ARE IMPORTANT TO UNDERSTAND THE OFFER?
For purposes of this Offer, you also should be familiar with the following additional definitions.
     “Adjusted Exercise Price” is the new exercise price per share that will be in effect for any tendered Eligible Option that is amended pursuant to the Offer and will be equal to the lower of (i) the fair market value per share of the Company’s Class A common stock on the revised measurement date determined for that option for financial accounting purposes or (ii) the closing price per share of such common stock on the date on which the option is amended. However, if the Adjusted Exercise Price as so determined would be the same or lower than the exercise price per share currently in effect for the Eligible Option, then that option will, on the Amendment Date, be canceled and immediately replaced with a new option that is exactly the same as the canceled option, including the same exercise price per share and with no loss of vesting or change to the expiration date of the option term, but with a new grant date.
     Accordingly, the exercise price for a tendered Eligible Option that we amend or replace pursuant to the Offer will fall within one of the three following categories:
          (i) Full Increase: increased to the fair market value per share of the Company’s Class A common stock on the revised measurement date determined for that option for financial accounting purposes,
          (ii) Partial Increase: increased to the lower closing price per share of such common stock on the date such option is amended, or
          (iii) No Increase: retained as the exercise price per share for any New Option issued in replacement of that option.
     “Amended Option” will mean an Eligible Option that has been amended pursuant to the Offer to increase the exercise price per share for the Class A common stock purchasable under that option to the Adjusted Exercise Price determined for such option.
     “Amendment Agreement” will mean the Stock Option Amendment and Special Bonus Agreement that will document the Adjusted Exercise Price for each of your Amended Options and set forth the terms of the Cash Bonus payable with respect to those Amended Options.
     “Amendment Date” will mean the date on which each Eligible Option is amended to increase the exercise price of that option to the Adjusted Exercise Price and will be July 12, 2007 or, if the Offer is extended, the first business day following the extended expiration date of the Offer.
     “Cash Bonus” is the special cash bonus to which each Eligible Optionee will become entitled if the current exercise price of one or more of his or her Eligible Options is increased pursuant to the Offer.
     “Class A common stock” is one of two classes of the Company’s outstanding common stock. The Class A common stock is publicly traded on the Nasdaq Global Select Market. The second class is our Class B common stock which is not publicly traded, and substantially all of the outstanding Class B common stock is beneficially owned by John V. Sperling and Peter G. Sperling, each of whom is an executive officer of the Company and a member of the Board of Directors. The Class A common stock is not a voting stock, and the Class B common stock is the sole outstanding voting stock of the Company. The two classes of common stock generally have the same dividend and liquidation rights; however, our Board of Directors, in its discretion, has the authority to declare dividends on either or both classes of such common stock at any one time.
     “Election Form” is the form that an Eligible Optionee must use to notify the Company as to the particular Eligible Options he or she has elected to tender for amendment or replacement pursuant to the terms of the Offer.
     “Eligible Optionee” is each person who is, on the expiration date of the Offer, a current employee of the Company (or any Apollo Group subsidiary) and subject to income taxation in the United States with respect to his or her tendered Eligible Options. However, executive offers of the Company and Board members are not eligible to participate in the Offer.
     “Fair Market Value” per share of the Company’s Class A common stock on any relevant date will be deemed to be equal to the closing price per share of such stock on that date on the Nasdaq Global Select Market.
     “New Option” will mean the option granted on the Amendment Date in replacement of a tendered Eligible Option with a current exercise price per share at or above the closing price per share of our Class A common stock on the Amendment Date. The New Option will be exactly the same as the canceled option, including the same exercise price per share and no loss of vesting or change to the expiration date of the option term, but will have a new grant date. The New Option will be evidenced by the Option Cancellation and Regrant Agreement that replaces the option agreement in effect for the canceled option.
5. WHY IS APOLLO GROUP MAKING THE OFFER?
We are making this Offer to amend or replace the Eligible Options because of potential adverse tax consequences that may apply to those options. As a result of a thorough investigation of the Company’s past option grant practices, the Company has determined that each Eligible Option was incorrectly priced in that the exercise price per share currently in effect for that option was based on the fair market value per share of the Company’s Class A common stock on a date earlier than the date which has now been determined to be the correct measurement date for financial accounting purposes. Section 409A of the Internal Revenue Code provides that an option granted with a below-market exercise price, to the extent unvested as of December 31, 2004, will be subject to adverse income taxation unless that option is brought into compliance with Section 409A. By reason of their revised measurement dates, the Eligible Options may be deemed to be below-market options under Section 409A. Accordingly, Apollo Group has decided to provide Eligible Optionees with the opportunity to bring the Eligible Options into compliance either by amending the exercise price per share to the Adjusted Exercise Price determined for each such option or by replacing that option with a New Option. By taking such remedial action, Eligible Optionees can avoid the adverse tax consequences summarized in Section 2 of the Offer. (Page 20)
Your individualized Eligible Option chart in the Election Form accessible on the Offer website at https://apol.equitybenefits.com will set forth the revised measurement date for each Eligible Option you hold, the fair market value per share of our Class A common stock on that date and the number of shares of Class A common stock subject to each Eligible Option.
6. ARE APOLLO GROUP EXECUTIVE OFFICERS AND NON-EMPLOYEE BOARD MEMBERS ELIGIBLE TO PARTICIPATE IN THE OFFER?
Our executive officers and the non-employee members of our Board of Directors are not eligible to participate in the Offer.
However, in December 2006, our executive officers and Board members entered into irrevocable agreements with the Company to take appropriate remedial action to bring certain of their options with revised measurement dates into compliance with Section 409A. Most of the executive officers and Board members agreed to have the exercise price of each of those options, to the extent each such option vested after December 31, 2004, amended to the higher fair market value per share of the Class A common stock on the date that option was subsequently determined to have been granted for financial accounting purposes. The exercise prices in effect for such options were amended and increased on May 22, 2007 pursuant to those December 2006 agreements. The Company has not agreed to pay any special cash bonuses to those individuals to compensate them for the increased exercise prices now in effect under their amended options. Ms. Kenda Gonzales, the Company’s former Chief Financial Officer, Mr. Daniel Bachus, the Company’s former Chief Accounting Officer and Controller, and Mr. John Norton, a former member of the Board of Directors, each decided to bring their Section 409A-covered options into compliance with Section 409A by electing in December 2006 to exercise those options during the 2007 calendar year. (Page 35)
7. ARE OPTIONEES RESIDENT OUTSIDE THE UNITED STATES ELIGIBLE TO PARTICIPATE IN THE OFFER?
Yes. If you are a current employee of the Company (or any Apollo Group subsidiary) holding an Eligible Option and subject to taxation in the United States with respect to that option, then you are eligible to participate in the Offer even if you are not currently residing in the United States. (Page 17)
8. WHAT ARE THE COMPONENTS OF THE OFFER?
If an Eligible Option is amended pursuant to the Offer, then the exercise price of that option will be increased to the lower of (i) the fair market value per share of the Company’s Class A common stock on the revised measurement date determined for the option for financial accounting purposes or (ii) the closing price per share of the Company’s Class A common stock on the Amendment Date. The adjusted exercise price will avoid the potential taxation of that option under Section 409A. The new exercise price in effect for each tendered Eligible Option will be designated the “Adjusted Exercise Price.” In addition, each Eligible Optionee whose Eligible Options are so amended will become entitled to a special cash bonus from the Company (the “Cash Bonus”). The amount of the Cash Bonus payable with respect to each Amended Option will be determined by multiplying (i) the amount by which the Adjusted Exercise Price exceeds the exercise price per share currently in effect for that Eligible Option by (ii) the number of shares of the Company’s Class A common stock purchasable under that option at the Adjusted Exercise Price. The Cash Bonus will be paid on the Company’s first regularly scheduled payroll date after January 1, 2008, which will not be later than January 15, 2008. Such a delayed payment is required by applicable Internal Revenue Service (“IRS”) regulations. The payment when made will be subject to the Company’s collection of all applicable withholding taxes and other amounts required to be withheld by the Company. Such Cash Bonus will be paid whether or not the Eligible Optionee continues in the Company’s employ through the payment date. (Pages 17-18)
However, if the Adjusted Exercise Price determined for any tendered Eligible Option would be the same or lower than the exercise price per share currently in effect for that option, then that option will, on the Amendment Date, be canceled and immediately replaced with a New Option that is exactly the same as the canceled option, including the same exercise price per share and no loss of vesting or change to the expiration date of the option term, but with a new grant date. Such cancellation and re-grant is necessary to evidence the remedial action required under Section 409A with respect to an Eligible Option whose current exercise price is not increased. (Page 18)
9. WHAT HAPPENS IF I AM NOT A CURRENT EMPLOYEE ON THE EXPIRATION DATE?
If you are not in the employ of the Company (or any Apollo Group subsidiary) on the Expiration Date, then none of your tendered Eligible Options will be amended or replaced, and you will not be entitled to any Cash Bonus with respect to those options. The tendered options will be returned to you and will remain exercisable in accordance with the terms in effect for them at the time of tender, including the current exercise price per share. You will incur Section 409A tax penalties upon your subsequent exercise of those options, unless you bring those options into compliance with Section 409A prior to such exercise. You will be solely responsible for any taxes, penalties or interest you may incur under Section 409A. (Page 19)

10. WHAT HAPPENS IF MY EMPLOYMENT TERMINATES ON OR AFTER THE EXPIRATION DATE BUT BEFORE THE AMENDMENT DATE?
If your employment with Apollo Group (or any Apollo Group subsidiary) terminates on or after the Expiration Date but prior to the Amendment Date, none of your tendered Eligible Options will be amended or replaced pursuant to the Offer, and you will not be entitled to any Cash Bonus with respect to those options. The tendered options will be returned to you and will remain exercisable in accordance with the terms in effect for them at the time of the tender, including the current exercise price per share. If you take no other action to bring those options into compliance with Section 409A, you may be subject to adverse taxation in the manner discussed below. You will be solely responsible for any taxes, penalties or interest you may incur under Section 409A.
11. WHAT ARE THE TAX CONSEQUENCES OF AN OPTION SUBJECT TO SECTION 409A?
Section 409A and the U.S. Treasury regulations issued thereunder provide that a stock option granted with an exercise price per share below the fair market value of the underlying shares on the grant date will, to the extent that option was not vested as of December 31, 2004, be subject to the adverse tax consequences. Unless certain remedial action is taken before the earlier of (i) December 31, 2007 or (ii) the date the optionee exercises his or her Eligible Options, Section 409A will subject the optionee to the following adverse tax consequences.
     Taxation in Calendar Year 2008. To the extent the optionee continues to hold in the 2008 calendar year unexercised Eligible Options for shares of the Company’s Class A common stock that vested prior to that year or that vest during such year, the optionee will recognize taxable income for the 2008 calendar year in an amount equal to the fair market value of those shares on the applicable tax measurement date less the exercise price payable for those shares. The optionee will have to report that income in his or her tax return filed for the 2008 calendar year, even though the Eligible Option is not exercised for those shares during that year. The IRS has not yet provided guidance as to the applicable tax measurement date for determining an optionee’s taxable income, but it is possible that such date will be the earlier of (i) the date the optionee exercises the Eligible Option during the 2008 calendar year or (ii) December 31, 2008.
     Tax Penalty. In addition to normal income taxes payable on the spread in effect under each of the optionee’s Eligible Options on the applicable tax measurement date for the 2008 calendar year, the optionee would also be subject to an additional tax penalty equal to 20% of that spread.
     Note: California has adopted Section 409A, and for optionees subject to California income taxation, the total penalty tax is 40%. Other states have also adopted Section 409A with penalty taxes at rates different from the 20% rate under Section 409A.
     Interest Penalty Measured From Year of Vesting. To the extent the Eligible Option outstanding in the 2008 calendar year vested as to one or more shares during the 2005 calendar year, the optionee will incur an interest penalty payable with his or her tax return for the 2008 calendar year. The interest penalty will be based on the income taxes the optionee would have incurred for the 2005 calendar year had he or she been taxed on the spread which existed on those vested shares on December 31, 2005 (the amount by which the December 31, 2005 fair market value of the shares which vested under the Eligible Option during the 2005 calendar year exceeded the exercise price payable for those shares). For purposes of such calculation, the optionee’s tax rate will be deemed to be 35%, and that tax rate will be applied to the December 31, 2005 option spread on the shares which vested under the Eligible Option during the 2005 calendar year. The tax amount resulting from such calculation is not actually payable for the 2005 calendar year, but will trigger an interest penalty under Section 409A for the period beginning April 15, 2006 and continuing until the date the optionee pays the accrued interest with his or her taxes for the 2008 calendar year. To the extent the Eligible Option vested as to one or more shares during the 2006 calendar year, the optionee would perform the same calculation based on the December 31, 2006 fair market value of the shares which vested during that year, and the interest penalty would accrue over the period beginning April 15, 2007 and continuing until the optionee pays the accrued interest with his or her taxes for the 2008 calendar year. The same calculation would also be applicable for any shares which vested under the Eligible Option during the 2007 calendar year based on the option spread which existed on those particular shares on December 31, 2007, and the interest penalty would accrue from April 15, 2008 until the optionee pays the accrued interest with his or her 2008 calendar year taxes. Finally, there would also be an additional interest penalty with respect to the shares which vested under the Eligible Option during the 2005, 2006 and 2007 calendar years but remain unexercised in the 2008 calendar year, to the extent their year-end fair market value in each calendar year subsequent to the calendar year of vesting is higher than their year-end fair market value in the immediately preceding calendar year. The interest penalty would accrue until paid with the optionee’s 2008 calendar year taxes.
     Vesting in Subsequent Calendar Years. To the extent an Eligible Option first vests in a calendar year after the 2008 calendar year, the optionee will be subject to income taxation and penalty taxes on the spread which exists between the fair market value of the shares which vest during that year and the exercise price payable for those shares. Such spread will be calculated on the applicable tax measurement date for such year.
     Continued Taxation of Vested Shares. The optionee will be subject to additional income taxation and penalty taxes on any subsequent increases to the fair market value of his or her vested option shares which occur in calendar years after the calendar year in which those shares are first taxed under Section 409A. Such taxation will continue until the optionee exercises the options or those options terminate.
     Note: The IRS has not yet provided any guidance as to how the additional taxable income is to be measured over the period the options remain outstanding after the 2007 calendar year.
     Exercise in 2007 Calendar Year. If the optionee exercises an Eligible Option in the 2007 calendar year for the covered shares without first bringing that option into compliance with Section 409A, then the 20% penalty tax under Section 409A with respect to that exercised option will be based on the amount by which the fair market value of the purchased shares at the time of exercise exceeds the current exercise price, and the interest penalties will be based on the spread (the excess of the fair market value per share over the exercise price) which existed at the close of the 2005 and 2006 calendar years on the option shares initially vesting in those years and any additional increase to the 2005 option spread which existed at the end of the 2006 calendar year.
12. WHAT ARE THE TAX CONSEQUENCES IF I TENDER MY OPTIONS FOR AMENDMENT OR REPLACEMENT PURSUANT TO THE OFFER?
If you tender your Eligible Options, you will not recognize any taxable income for U.S. federal income tax purposes at the time of the tender or at the time your Eligible Options are amended to adjust the exercise price or replaced with a New Option.
By amending the exercise prices of your Eligible Options to the applicable Adjusted Exercise Prices or replacing those options with New Options, you will also avoid the adverse taxation of those options under Section 409A. Accordingly, you will not be subject to taxation under Section 409A on your vested Eligible Options in the 2008 calendar year or upon their exercise in the 2007 calendar year, and as your Amended Options or New Options vest in one or more subsequent calendar years, you will not recognize taxable income with respect to the option shares that vest in those years, and you will not be subject to any 20% penalty tax or any interest penalty under Section 409A. You will only be taxed with respect to your Amended Options or New Options when you exercise those options. However, you will recognize taxable income when you receive the Cash Bonus paid with respect to your Amended Options. (Page 38)
If you are subject to the tax laws of other jurisdictions in addition to the United States, there may be additional consequences of participation in the Offer. We will distribute short summaries of some of those consequences with respect to some of the countries where Eligible Optionees are located. If you are subject to the tax laws of jurisdictions outside of the United States, you should also review the summary applicable to such foreign jurisdiction.
All Eligible Optionees, including those who are subject to taxation in foreign jurisdictions, should consult with their own personal tax advisor as to the tax consequences of accepting the Offer.

13. HOW WILL MY CASH BONUS BE TAXED?
You will be taxed upon your receipt of the Cash Bonus. The payment will constitute wages for tax withholding purposes. Accordingly, the Company must withhold all applicable U.S. federal, state and local income and employment withholding taxes as well as all applicable foreign taxes and payments required to be withheld with respect to such payment. You will receive only the portion of the payment remaining after all those taxes and other amounts have been withheld. (Page 38)
If your Eligible Options are not amended pursuant to the Offer, you will not receive any Cash Bonus with respect to those options. No Cash Bonus will be paid with respect to a New Option because the exercise price for that option will be the same as the exercise price in effect for the tendered Eligible Option it replaces. (Page 19)
14. WHAT ARE THE TAX CONSEQUENCES IF I DO NOT TENDER MY OPTIONS FOR AMENDMENT OR REPLACEMENT PURSUANT TO THE OFFER?
If you choose not to tender your Eligible Options and take no other action to bring those options into compliance with Section 409A, then you will be subject to the adverse taxation under Section 409A in the manner discussed above. You will be solely responsible for any taxes, penalties or interest you may incur under Section 409A. An example illustrating the applicable tax consequences may be found on Page 21 of this document.
15. WHAT SECURITIES ARE SUBJECT TO THE OFFER?
The Offer covers only Eligible Options. Your Election Form accessible on the Offer website at https://apol.equitybenefits.com will contain a personal summary of the Eligible Options that you currently hold, including information relating to the number of shares subject to each Eligible Option, the current exercise price per share in effect for that option, the revised measurement date determined for each Eligible Option for financial accounting purposes and the fair market value per share of the Company’s Class A common stock on that date. (Page 15)
16. AM I REQUIRED TO PARTICIPATE IN THE OFFER?
No. Participation in the Offer is voluntary. You may choose either to tender your Eligible Options for amendment or replacement pursuant to the Offer or to retain those options and seek another alternative to bring those options into compliance with Section 409A. If you decide to accept the Offer, you must submit a properly completed Election Form for your tendered Eligible Options. (Page 23)
If you choose not to tender your Eligible Options and take no other action to bring those options into compliance with Section 409A, then you will be subject to the adverse taxation under Section 409A. You will be solely responsible for any taxes, penalties or interest payable under Section 409A. (Page 24)
17. DO I HAVE TO ACCEPT THE OFFER WITH RESPECT TO ALL OF MY ELIGIBLE OPTIONS OR MAY I DECIDE TO ACCEPT THE OFFER WITH RESPECT TO ONLY A PORTION OF THE ELIGIBLE OPTIONS?
If you wish to tender a particular Eligible Option for amendment or replacement pursuant to the Offer, you must tender all of that option for amendment or replacement. If you hold more than one Eligible Option, then you may elect to tender one or more of those options and retain the balance. Please remember that not all of a particular outstanding option grant may be an Eligible Option. Only the portion of that grant that was not vested as of December 31, 2004 may constitute an Eligible Option. (Page 25)
18. WILL THE TERMS AND CONDITIONS OF MY AMENDED OPTIONS OR NEW OPTIONS BE THE SAME AS THOSE CURRENTLY IN EFFECT FOR MY ELIGIBLE OPTIONS?
Except for the adjustment to the exercise price per share, each Eligible Option that is amended pursuant to this Offer will continue to remain subject to the same terms and conditions as in effect for such option immediately before the amendment. Accordingly, each Amended Option will vest in accordance with the same vesting schedule measured from the same vesting commencement date and will have the same exercise period, option term and other conditions currently in effect for that option. (Page 33)
Each New Option granted pursuant to this Offer will be exactly the same as the tendered Eligible Option it replaces, including the same exercise price per share and no loss of vesting or change to the expiration date of the option term, but with a new grant date. (Page 33)
19. WHEN WILL MY ELIGIBLE OPTIONS BE AMENDED OR REPLACED?
The exercise price for each Eligible Option tendered pursuant to this Offer will be amended to the applicable Adjusted Exercise Price on July 13, 2007, or if the Offer is extended, the first business day following the extended expiration date. The date the exercise price for an Eligible Option is increased to the applicable Adjusted Exercise Price will constitute the Amendment Date, and each Eligible Option that is so amended will be designated an Amended Option. However, tendered Eligible Options with current exercise prices at or above the fair market value per share of our Class A common stock on July 13, 2007 or, if the Offer is extended, the first business day following the extended expiration date will be canceled at that time and immediately replaced with a new option that is exactly the same as the canceled option, including the same exercise price per share and no loss of vesting or change to the expiration date of the option term, but with a new grant date. That replacement option will be designated a New Option.
As soon as administratively practicable after the Amendment Date, we will deliver to you a final and complete Amendment Agreement that will reflect the adjustment to the exercise price of each of your Amended Options and the Company’s unconditional obligation to pay you on its first regularly scheduled payroll date after January 1, 2008 the Cash Bonus calculated for each Amended Option. You will also receive at that time an Option Cancellation and Regrant Agreement for any New Option granted in replacement of a tendered Eligible Option with a current exercise price per share that is the same or higher than the closing price per share of our Class A common stock on the Amendment Date. (Page 25)
20. WHAT HAPPENS IF THE FAIR MARKET VALUE OF THE APOLLO GROUP CLASS A COMMON STOCK ON THE AMENDMENT DATE IS LESS THAN THE FAIR MARKET VALUE PER SHARE OF SUCH COMMON STOCK ON THE REVISED MEASUREMENT DATE OF THE ELIGIBLE OPTION?
If the fair market value per share of the Company’s Class A common stock on the Amendment Date is less than the fair market value of such common stock on the Eligible Option’s revised measurement date for financial accounting purposes, then the Adjusted Exercise Price for that option will be set at the fair market value per share of the Company’s Class A common stock on the Amendment Date. However, if that Adjusted Exercise Price would be the same or lower than the exercise price per share currently in effect for the Eligible Option, then that option will, on the Amendment Date, be canceled and immediately replaced with a New Option with the same exercise price as the canceled option. (Page 18)
21. WHEN CAN I EXERCISE MY AMENDED OPTIONS OR NEW OPTIONS?
You may exercise an Amended Option for vested option shares at any time following its amendment to the Adjusted Exercise Price and before its termination. You may exercise a New Option for vested option shares at any time after grant and before termination. Neither an Amended Option nor a New Option may be exercised for more than the number of vested shares for which it is at the time exercisable.
22. CAN I EXERCISE MY ELIGIBLE OPTIONS AFTER I TENDER MY ELIGIBLE OPTIONS BUT BEFORE AMENDMENT OR REPLACEMENT?
You cannot exercise your Eligible Options before the Amendment Date without voiding your participation in the Offer. You may exercise your Eligible Options before the Amendment Date, provided such exercise complies with the existing terms of your Eligible Options, the Company’s insider trading policy and any interim blackout periods during which cashless exercises and sales to cover are prohibited. However, if you exercise your Eligible Options before the Amendment Date, any election you have made to tender your exercised option for amendment or replacement pursuant to the Offer will be null and void. Consequently, you may personally incur adverse tax consequences under Section 409A with respect to any Eligible Options you exercise before the Amendment Date. You will be solely responsible for any taxes, penalties or interest payable under Section 409A.
23. WILL MY AMENDED OPTIONS OR NEW OPTIONS BE INCENTIVE STOCK OPTIONS OR NON-STATUTORY OPTIONS?
Your Eligible Options were granted as non-statutory options under the U.S. federal income tax laws, and they will remain non-statutory options after the amendment to the applicable Adjusted Exercise Prices. Therefore, when you subsequently exercise your Amended Options, you will recognize immediate taxable income equal to the excess of (i) the fair market value of the purchased shares at the time of exercise over (ii) the Adjusted Exercise Price paid for those shares, and the Company must collect the applicable withholding taxes with respect to such income. All New Options will also be taxable as non-statutory options. (Page 38)
If you are subject to the tax laws of other jurisdictions in addition to the United States, there may be additional or different consequences in that jurisdiction with respect to the exercise of your options. We will distribute short summaries of some of those consequences with respect to several of the countries where Eligible Optionees are subject to taxation. If you are subject to the tax laws of jurisdictions outside of the United States, you should also review the summary applicable to such foreign jurisdictions.
24. WHEN MAY I EXERCISE THE PORTION OF MY OPTIONS THAT WAS VESTED AS OF DECEMBER 31, 2004?
You may exercise the portion of each of your options that was vested as of December 31, 2004 at any time before the termination or expiration of that option. Such portion is not subject to the Offer and will not be subject to adverse taxation under Section 409A. Thus, such portion of your options that was vested as of December 31, 2004 will not be amended or replaced, and you will not be eligible to receive any Cash Bonus with respect to such portion.
25. WHAT ARE THE CONDITIONS TO THE OFFER?
The Offer is subject to a number of conditions, including the conditions described in Section 7. The Offer is not conditioned upon the tender of a minimum number of Eligible Options for amendment or replacement. (Page 27)
26. WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I BE NOTIFIED IF IT IS EXTENDED?
The Offer will expire on July 12, 2007, at 11:59 p.m. Eastern Daylight Time, unless we extend the Offer.
Although we do not currently intend to do so, we may, in our discretion, extend the Offer at any time. If the Offer is extended, we will send you an email or other communication informing you of the extension no later than 9:00 a.m. Eastern Time on the next business day following the previously scheduled expiration of the Offer period. (Page 19; Page 39)
27. HOW AND WHEN DO I TENDER MY ELIGIBLE OPTIONS?
In order to tender one or more of your Eligible Options for amendment or replacement pursuant to the Offer, you must log on to the Offer website at https://apol.equitybenefits.com and click on the “Make an Election” button to proceed with your election. You will be redirected to the first page of the Election Form. You will need to check the appropriate boxes next to each of your Eligible Options to indicate whether you elect to tender your Eligible Options in accordance with the terms of the Offer. After completing the Election Form, you will be allowed to review your elections you have made with respect to your Eligible Options. If you are satisfied with your elections, you will proceed to the Agreement to Terms of Election page. Only after you agree to the Agreement to the Terms of Election will you be directed to the Election Confirmation Statement Page. Please print and keep a copy of the Election Confirmation Statement for your records. You will then be deemed to have completed the election process for tendering your Eligible Options.

If you are not able to submit your Election Form electronically via the Offer website as a result of technical failures inherent to the website, such as the website being unavailable or the website not accepting your election, or if you do not otherwise have access to the Offer website for any reason (including lack of internet services), you must complete a paper Election Form and return it to the Company via facsimile to 1-800-420-4799. To obtain a paper Election Form, please contact the Apollo Group Tender Offer Hotline at 1-800-398-1278 or email us at stockoptions@apollogrp.edu.
You must complete the tender and election process in the foregoing manner by 11:59 p.m. Eastern Daylight Time on July 12, 2007. If we extend the Offer beyond that time, you must complete the process before the extended expiration date of the Offer. (Page 24)
We will not accept delivery of any Election Form after expiration of the Offer. If we do not receive a properly completed Election Form from you before the expiration of the Offer, we will not accept your Eligible Options for amendment or replacement. Those options will not be amended or replaced pursuant to this Offer, and no Cash Bonus will be paid with respect to those options.
We reserve the right to reject any or all tenders of Eligible Options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we intend to accept all properly and timely tendered Eligible Options that are not validly withdrawn. Subject to our rights to extend, terminate or amend the Offer, we currently expect that we will accept all properly tendered Eligible Options upon the expiration of the Offer, and we will amend or replace those options on the next business day thereafter. (Page 25)
28. DURING WHAT PERIOD OF TIME MAY I CHANGE MY ELECTION WITH RESPECT TO MY ELIGIBLE OPTIONS?
You may change your previously submitted election at any time before 11:59 p.m. Eastern Daylight Time on July 12, 2007 (or any extended expiration date of the Offer). If you would like to change your election, you must log on to the Offer website at https://apol.equitybenefits.com, complete and submit a new Election Form. You should print a copy of your revised Election Form and updated Election Confirmation Statement and keep those documents with your other records for this Offer.
Alternatively, you may change you existing election by completing a new paper Election Form and returning it to the Company via facsimile to 1-800-420-4799. To obtain a paper Election Form, please contact the Apollo Group Tender Offer Hotline at 1-800-398-1278 or email us at stockoptions@apollogrp.edu.
You may change your previously submitted elections as many times as you would like before the expiration of the Offer. (Page 26)
29. DOES APOLLO GROUP MAKE ANY RECOMMENDATIONS AS TO WHETHER I SHOULD TENDER MY ELIGIBLE OPTIONS FOR AMENDMENT OR REPLACEMENT PURSUANT TO THE OFFER?
Although our Board of Directors has approved the Offer, neither we nor our Board of Directors make any recommendation as to whether you should tender your Eligible Options for amendment or replacement. You must make your own decision whether to tender your Eligible Options, after taking into account your own personal circumstances and preferences. (Page 23) The Company recommends that you consult with your personal tax advisor when deciding whether or not you should tender your Eligible Options.
30. WHAT ARE SOME OF THE KEY DATES TO REMEMBER?
The commencement date of the Offer is June 13, 2007.
The Offer will expire at 11:59 pm Eastern Daylight Time on July 12, 2007 (unless we extend it).

The Eligible Options will be amended or replaced on July 13, 2007 (unless we extend the Offer). Please be aware that your option account at your broker may not accurately reflect the amendment or replacement for one to two business days following the Amendment Date.
The Cash Bonus for the Amended Options will be paid on the Company’s first regularly scheduled payroll date after January 1, 2008, which will not be later than January 15, 2008.
31. TO WHOM CAN I TALK IF I HAVE QUESTIONS ABOUT THE OFFER?
For additional information or assistance, you should contact the Apollo Group Tender Offer Hotline at 1-800-398-1278 or email us at stockoptions@apollogrp.edu.

CERTAIN RISKS OF PARTICIPATING IN THE OFFER
Participating in the Offer involves risks discussed in this Offer and described below. In addition, information concerning risk factors included in our Annual Report on Form 10-K for the year ended August 31, 2006 is incorporated by reference herein and may be inspected at, and copies may be obtained from, the places and in the manner described in Section 18 “Additional Information.” You should carefully consider these risks and are encouraged to consult your investment, tax and legal advisor before deciding to participate in the Offer.
Tax-Related Risks.
Tax-related Risks for Residents of Multiple Countries. If you are subject to the tax laws in more than one jurisdiction, you should be aware that tax consequences of more than one country may apply to you as a result of your participation in the Offer. You should be certain to consult your personal tax advisor to discuss those consequences. We will distribute short summaries of some of those consequences with respect to several of the countries where Eligible Optionees are located. If you are subject to the tax laws of jurisdictions outside of the United States, you should also review the summary applicable to such foreign jurisdiction.
State and Local Taxes. The discussion in Section 2 and Section 15 of the Offer describes the material U.S. federal income tax consequences if you participate in the Offer or if you elect not to participate. State and local laws may provide different tax treatment. In addition, certain states, including California, have adopted provisions similar to Section 409A. If you are subject to income taxation in those states, you may incur additional taxes, interest and penalties under such provisions if you do not bring your Eligible Options into compliance.
Eligible Optionees should consult with their own personal tax advisors as to the tax consequences of their participation in the Offer.
Procedural Risks.
You are responsible for making sure that your initial Election Form and any subsequent changes to your Election Form pursuant to which you withdraw or re-tender your Eligible Options are received by us before the Expiration Date. We intend to confirm the receipt of your initial Election Form and any subsequent changes to your Election Form by emailing an Election Confirmation Statement to your Apollo Group email address within one business day after receipt. If you have not received an Electronic Confirmation Statement in the timeframe prescribed, it is your responsibility to confirm that we have received your complete submissions by contacting the Apollo Group Tender Offer Hotline at 1-800-398-1278 or emailing to us at stockoptions@apollogrp.edu a copy of the Confirmation Statement that you will have printed from the Offer website at the time you submit your Election Form online.

THE OFFER
1.	ELIGIBLE OPTIONEES; ELIGIBILE OPTIONS; AMENDMENT OF ELIGIBLE OPTIONS AND CASH BONUS; NEW OPTIONS; EXPIRATION DATE; ADDITIONAL CONSIDERATIONS.
Section 409A (“Section 409A”) to the Internal Revenue Code (the “Code”) provides that an option granted with a below-market exercise price, to the extent it was not vested as of December 31, 2004, will be subject to adverse income taxation (as described below), unless that option is brought into compliance with Section 409A before exercise. Apollo Group, Inc. (“Apollo Group”, the “Company”, “we” or “us”) has decided to offer Eligible Optionees holding Eligible Options the opportunity to amend or replace each such option and thereby avoid taxation of that option under Section 409A.
Eligible Options
An outstanding option to purchase shares of the Company’s Class A common stock will be eligible for amendment or replacement pursuant to the Offer if that option meets each of the following conditions:
(i) The option was granted under one of the following stock incentive plans of the Company (the “Plans”):
- the Long Term Incentive Plan, or
- the Amended and Restated 2000 Stock Incentive Plan.
(ii) The option was incorrectly priced in that the exercise price per share currently in effect for that option is based on the fair market value per share of the Company’s Class A common stock on a date earlier than the date which has now been determined to be the correct measurement date for that option for financial accounting purposes.
(iii) The option was unvested as of December 31, 2004.
(iv) The option is held by an individual who is, on the expiration of this Offer, an Eligible Optionee.
(iv) The option is outstanding on the expiration date of this Offer.
An option that meets each of the foregoing conditions will constitute an “Eligible Option” for purposes of the Offer. If only a portion of the option meets those conditions, then only that portion will be an Eligible Option, and the balance of that option will not be eligible for amendment pursuant to this Offer.
From 2000 through 2004 the Company granted options to purchase shares of UPX Online common stock, a class of common stock reflecting the separate financial performance of the University of Phoenix, Inc., one of the Company’s subsidiaries. On August 27, 2004, the outstanding UPX options were converted into options to purchase shares of the Company’s Class A common stock at a ratio of 1 share of UPX Online common stock to 1.0766 shares of Apollo Group Class A common stock. This conversion ratio was also used to adjust the exercise price for the converted UPX options. To the extent an option to acquire the Company’s Class A common stock was originally granted as an option to acquire shares of UPX Online common stock at an exercise price per share based on the fair market value per share of that stock on a date earlier than the date on which the option was actually deemed to be granted for financial accounting purposes, such option will constitute an Eligible Option, provided it meets each of the foregoing conditions for an Eligible Option.
Your individualized Eligible Option chart in the Election Form accessible on the Offer website at https://apol.equitybenefits.com will also set forth the revised measurement date determined for financial accounting purposes for each Eligible Option you hold, the fair market value per share of our Class A common sock on that date and the number of shares of our Class A common stock subject to each Eligible Option.
Additional Definitions
You should also be familiar with the following additional definitions that are important to the understanding of the terms of the Offer.
     “Adjusted Exercise Price” is the new exercise price per share that will be in effect for any tendered Eligible Option that is amended pursuant to the Offer and will be equal to the lower of (i) the fair market value per share of the Company’s Class A common stock on the revised measurement date determined for that option for financial accounting purposes or (ii) the closing price per share of such Class A common stock on the date on which the option is amended. However, if the Adjusted Exercise Price as so determined would be the same or lower than the exercise price per share currently in effect for the Eligible Option, then that option will, on the Amendment Date, be canceled and immediately replaced with a new option that is exactly the same as the canceled option, including the same exercise price per share and with no loss of vesting or change to the expiration date of the option term, but with a new grant date.
     Accordingly, the exercise price for a tendered Eligible Option that we amend or replace pursuant to the Offer will fall within one of the three following categories:
          (i) Full Increase: increased to the fair market value per share of the Company’s Class A common stock on the revised measurement date determined for that option for financial accounting purposes,
          (ii) Partial Increase: increased to the lower closing price per share of such Class A common stock on the date such option is amended, or
          (iii) No Increase: retained as the exercise price per share for any New Option issued in replacement of that option.
     For example, if the current exercise price of a tendered Eligible Option is $60.00 per share and the fair market value per share of the Company’s Class A common stock on the revised measurement date for that option was $62.00 per share, then the Adjusted Exercise Price for that option would be fully increased to $62.00. However, if the fair market value per share of the Company’s Class A common stock is $61.00 on the Amendment Date, then the Adjusted Exercise Price would be set at $61.00. If the fair market value per share on the Amendment Date is $55.00, then that Eligible Option would be canceled on the Amendment Date and the New Option would be immediately granted with the same terms as the canceled option, including the current $60.00 exercise price, but with the Amendment Date as the new grant date.
     “Amended Option” will mean an Eligible Option that has been amended pursuant to the Offer to increase the exercise price per share for the Class A common stock purchasable under that option to the Adjusted Exercise Price determined for such option.
     “Amendment Agreement” will mean the Stock Option Amendment and Special Bonus Agreement that will evidence the Adjusted Exercise Price for each of your Amended Options and set forth the terms of the Cash Bonus payable with respect to those Amended Options. A form of the Amendment Agreement is filed as an exhibit to the Offer and is available for your review on the Offer website.
     “Amendment Date” will mean the date on which the Eligible Option is amended to increase the exercise price of that option to the Adjusted Exercise Price and will be July 13, 2007 or, if the Offer is extended, the first business day following the extended expiration date of the Offer.
     “Cash Bonus” is the special cash bonus to which each Eligible Optionee will become entitled if the current exercise price of one or more of his or her Eligible Options is increased pursuant to the Offer.

     “Class A common stock” is one of two classes of the Company’s outstanding common stock. The Class A common stock is publicly traded on the Nasdaq Global Select Market. The second class is our Class B common stock which is not publicly traded, and substantially all of the outstanding Class B common stock is beneficially owned by John V. Sperling and Peter G. Sperling, each of whom is an executive officer of the Company and a member of the Board of Directors. The Class A common stock is not a voting stock, and the Class B common stock is the sole outstanding voting stock of the Company. The two classes of common stock generally have the same dividend and liquidation rights; however, our Board of Directors, in its discretion, has the authority to declare dividends on either or both classes of such common stock at any one time.
     “Election Form” is the form that the Eligible Optionee must use to notify the Company as to the particular Eligible Options he or she has elected to tender for amendment or replacement pursuant to the Offer.
     “Fair Market Value” per share of the Company’s Class A common stock on any relevant date will be deemed to be equal to the closing price per share of such stock on that date on the Nasdaq Global Select Market.
     “New Option” will mean the option granted on the Amendment Date in replacement of a tendered Eligible Option with a current exercise price per share at or above the closing price per share of our Class A common stock on the Amendment Date. The New Option will be exactly the same as the canceled option, including the same exercise price per share and no loss of vesting or change to the expiration date of the option term, but will have a new grant date. The New Option will be evidenced by an Option Cancellation and Regrant Agreement that replaces the option documentation in effect for the canceled option.
Upon the terms and subject to the conditions of the Offer, we will amend or replace all Eligible Options tendered by Eligible Optionees in accordance with Section 4 that are not otherwise validly withdrawn in accordance with Section 5 before the Expiration Date. For each Amended Option, the exercise price per share will be increased to the applicable Adjusted Exercise Price, and that option will thereby avoid taxation under Section 409A. If the tendered Eligible Option is canceled and replaced with a New Option, the New Option will not be not subject to taxation under Section 409A.
Eligible Optionees
Individuals to whom Eligible Options have been granted by the Company will be Eligible Optionees for purposes of the Offer if they are, on the expiration date of the Offer, a current employee of the Company (or any Apollo Group subsidiary) and subject to income taxation in the United States with respect to those options. However, our executive officers and the non-employee members of our Board of Directors are not eligible to participate in the Offer.
Amendment of Eligible Options and Cash Bonus
Upon the terms and subject to the conditions of the Offer, we will amend or replace each Eligible Option that is properly tendered by an Eligible Optionee in accordance with Section 4, and not validly withdrawn in accordance with Section 5, before the Expiration Date (as defined below). The exercise price of each Eligible Option that is amended pursuant to the Offer will be increased to the Adjusted Exercise Price determined for that option. To the extent an option with a revised measurement date for financial accounting purposes was vested as of December 31, 2004, that portion of the option would not be subject to taxation under Section 409A and will not be an Eligible Option for purposes of the Offer. Accordingly, the Adjusted Exercise Price would not be in effect for the portion of an option with a revised measurement date that was vested as of December 31, 2004. The Adjusted Exercise Price will apply only to the portion of an option with a revised measurement date that was not vested as of December 31, 2004.
Each Amended Option will continue to vest in accordance with the same vesting schedule measured from the same vesting commencement date currently in effect for that option. No change to the vesting schedule will occur by reason of the amendment. In addition, except for the Adjusted Exercise Price, the other terms and provisions of each Amended Option will be identical to the terms and provisions in effect for each such Eligible Option immediately before the amendment to the exercise price.
Each Eligible Optionee whose Eligible Options are amended pursuant to the Offer will become entitled to a special Cash Bonus from the Company. The amount of the Cash Bonus payable with respect to each Amended Option will be determined by multiplying (i) the amount by which the Adjusted Exercise Price exceeds the exercise price per share currently in effect for that Eligible Option by (ii) the number of shares of the Company’s Class A common stock purchasable under that option at the Adjusted Exercise Price. The Cash Bonus will be paid on the Company’s first regularly scheduled payroll date after January 1, 2008, which will not be later than January 15, 2008. Such a delayed payment is required by applicable Internal Revenue Service (“IRS”) regulations. The payment when made will be subject to the Company’s collection of all taxes and amounts required to be withheld by the Company. Such Cash Bonus will be paid whether or not the Eligible Optionee continues in the Company’s employ through the payment date.
EXAMPLE: Assume that (1) you were granted an option to purchase 500 shares that had a recorded grant date of January 2, 2002 and an exercise price per share of $29.33, (2) that option vests in four successive equal annual installments over the four-year period measured from January 2, 2002, so there were 250 shares unvested as of December 31, 2004, and (3) it was determined that the correct measurement date of that option for financial accounting purposes was February 25, 2002 when the fair market value per share was $32.53. Further assume that (1) you were also granted an option to purchase 1,000 shares that had a recorded grant date of November 4, 2002 and an exercise price per share of $38.11, (2) that option vests in four successive equal annual installments over the four-year period measured from November 4, 2002, so there were 500 shares unvested as of December 31, 2004, and (3) it was determined that the correct measurement date of that option for financial accounting purposes was December 2, 2002, when the fair market value per share was $41.30. Further assume that the fair market value of the Company’s Class A common stock on the Amendment Date is $50.00 per share.
The portions of your January 2, 2002 and November 4, 2002 grants that were unvested as of December 31, 2004 constitute Eligible Options for purposes of this Offer. No other portions of those options may be tendered pursuant to this Offer. If you tender the portions constituting your Eligible Options, then those Eligible Options will be amended to increase the exercise prices to $32.53 per share for the 250 shares eligible under the January 2, 2002 grant and to $41.30 per share for the 500 shares eligible under the November 4, 2002 grant. No other changes will be made to your January 2, 2002 and November 4, 2002 options. In addition, you will be eligible to receive a Cash Bonus in an amount of $2,395.00 determined as follows:
     - multiplying (i) the 250 shares eligible under the January 2, 2002 option by (ii) $3.20 (the amount by which the $32.53 Adjusted Exercise Price for that option exceeds the $29.33 per share exercise price previously in effect for that option), yielding $800.00;
     - multiplying (i) the 500 shares eligible under the November 4, 2002 option by (ii) $3.19 (the amount by which the $41.30 Adjusted Exercise Price for that option exceeds the $38.11 per share exercise price previously in effect for that option, yielding $1,595.00; and
     - adding the two amounts resulting from the above calculations, yielding $2,395.00.
Your Cash Bonus will be paid on the Company’s first regularly scheduled payroll date after January 1, 2008, subject to the Company’s collection of all applicable withholding taxes.
Cancellation of Eligible Options and Grant of New Options.
If the Adjusted Exercise Price determined for any tendered Eligible Option would be the same or lower than the exercise price per share currently in effect for that option, then that option will, on the Amendment Date, be canceled and immediately replaced with a New Option that is exactly the same as the canceled option, including the same exercise price per share and no loss of vesting or change to the expiration date of the option term, but with a new grant date. Such cancellation and re-grant is necessary to evidence the remedial action required under Section

409A with respect to an Eligible Option whose current exercise price is not increased. No Cash Bonus will be paid with respect to a New Option because there will be no change to the exercise price.
EXAMPLE: Assume that (1) you were granted an option to purchase 1,000 shares that had an indicated grant date of October 20, 2003 and an exercise price per share of $60.90, (2) that option vests in four successive equal annual installments over the four-year period measured from October 20, 2003, so there were 750 shares unvested as of December 31, 2004, and (3) it was determined that the correct measurement date of that option for financial accounting purposes was October 4, 2004, when the fair market value per share was $74.43. Further assume that (1) you were also granted an option to purchase 2,000 shares that had an indicated grant date of December 10, 2003 and an exercise price per share of $66.73, (2) that option vests in four successive equal annual installments over the four-year period measured from December 10, 2003, so there were 1,500 shares unvested as of December 31, 2004, and (3) it was determined that the correct measurement date of that option for financial accounting purposes was March 3, 2004, when the fair market value per share was $77.82. Further assume that the fair market value of Apollo Group’s common stock on the Amendment Date is $50.00 per share.
The portions of your October 20, 2003 and December 10, 2003 grants that were unvested as of December 31, 2004 constitute Eligible Options for purposes of this Offer. No other portions of those options may be tendered pursuant to this Offer. If you tender the portions constituting your Eligible Options then your tendered Eligible Options will be canceled on the Amendment Date, and you will be immediately issued two New Options: one New Option with an exercise price of $60.90 per share for the 750 shares eligible under the October 20, 2003 grant; and a second New Option with an exercise price of $66.73 per share for the 1,500 shares eligible under the December 10, 2003 grant. Except for the new grant date, each of the New Options will be the same as the canceled Eligible Option it replaces, with no loss of vesting or change to the expiration date of the option term. Because the exercise prices under the New Options will be the same as under the canceled options, no Cash Bonus will be payable to you with respect to your New Options.
Former Employees
If you are not in the employ of the Company (or any Apollo Group subsidiary) on the Expiration Date or on the Amendment Date, then none of your tendered Eligible Options will be amended or replaced, and you will not be entitled to any Cash Bonus with respect to those options. The tendered options will be returned to you and will remain exercisable in accordance with the terms in effect for them at the time of tender, including the current exercise price per share. You will incur Section 409A tax upon your subsequent exercise of those options, unless you bring those options into compliance with Section 409A prior to such exercise. You will be solely responsible for any taxes, penalties or interest you may incur under Section 409A.
Expiration Date
The term “Expiration Date” means 11:59 p.m. Eastern Daylight Time on July 12, 2007, unless we decide to extend the period of time during which the Offer will remain open, in which event the term “Expiration Date” will refer to the latest time and date at which the Offer, as so extended, expires. See Section 16 for a description of our rights to extend, delay, terminate or amend the Offer, and Section 7 for a description of conditions to the Offer.
Additional Considerations
In deciding whether to tender one or more Eligible Options pursuant to the Offer, you should know that the Company continually evaluates and explores strategic opportunities as they arise, including business combination transactions, strategic partnerships, capital infusions, and the purchase or sale of assets. At any given time, we may be engaged in discussions or negotiations with respect to various corporate transactions. We also grant options, restricted stock units and other equity awards in the ordinary course of business to our current and new employees, including our executive officers. Our employees, including our executive officers, from time to time acquire or dispose of our securities. Subject to the foregoing, and except as otherwise disclosed in the Offer or in our filings with the Securities and Exchange Commission (“SEC”), we presently have no plans or proposals that relate to or would result in:

     (a) any extraordinary corporate transaction, such as a material merger, reorganization or liquidation, involving us or any of our subsidiaries;
     (b) any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;
     (c) any material change in our present dividend policy or our indebtedness or capitalization;
     (d) any change in our present Board of Directors or executive management team, including any plans to change the number or term of our directors or to fill any existing board vacancies or to change the material terms of any executive officer’s employment, except that we may add one or two new independent members to our Board while the Offer is outstanding;
     (e) any other material change in our corporate structure or business;
     (f) our Class A common stock not being authorized for quotation in an automated quotation system operated by a national securities association;
     (g) our Class A common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “1934 Act”);
     (h) the suspension of our obligation to file reports pursuant to Section 15(d) of the 1934 Act;
     (i) the acquisition by any person of any of our securities or the disposition of any of our securities, other than in the ordinary course or pursuant to existing options or other rights; or
     (j) any change in our articles of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.
2.	PURPOSE OF THE OFFER.
We are making this Offer to amend or replace the Eligible Options because of potential adverse tax consequences that may apply. As a result of a thorough investigation of the Company’s past option grant practices, we have determined that each Eligible Option was incorrectly priced in that the exercise price per share currently in effect for that option was based on the fair market value per share of our Class A common stock on a date earlier than the date which we have now determined to be the correct measurement date of that option for financial accounting purposes.
Section 409A provides that an option granted with a below-market exercise price, to the extent unvested as of December 31, 2004, will be subject to adverse income taxation unless that option is brought into compliance with Section 409A. By reason of their revised measurement dates, the Eligible Options may be deemed to be below-market options under Section 409A. Accordingly, the Company has decided to provide Eligible Optionees with the opportunity to bring their Eligible Options into compliance either by amending the exercise price per share to the Adjusted Exercise Price determined for each such option or by replacing that option with a New Option.
Unless certain remedial action is taken before the earlier of (i) December 31, 2007 or (ii) the date the optionee exercises his or her Eligible Options, the optionee will be subject to the following adverse tax consequences under Section 409A.
     Taxation in Calendar Year 2008. To the extent the optionee continues to hold in the 2008 calendar year unexercised Eligible Options for shares of the Company’s Class A common stock that vested prior to that year or vest during that year, the optionee will recognize taxable income for the 2008 calendar year in an amount equal to the fair market value of those shares on the applicable tax measurement date less the exercise price payable for those shares. The optionee will have to report that income in his or her tax return filed for the 2008 calendar year, even though the Eligible Option has not been exercised for those shares during that year. The IRS has not yet provided guidance as to the applicable tax measurement date for determining an optionee’s taxable income, but it is possible that such date will be the earlier of (i) the date the optionee exercises the Eligible Option during the 2008 calendar year or (ii) December 31, 2008.
     Tax Penalty. In addition to normal income taxes payable on the spread in effect under each of the optionee’s Eligible Options on the applicable tax measurement date for the 2008 calendar year, the optionee would also be subject to an additional tax penalty equal to 20% of that spread.
     Note: California has adopted Section 409A, and for optionees subject to California income taxation, the total penalty tax is 40%. Other states have also adopted Section 409A with penalty taxes at rates different from the 20% rate under Section 409A.
     Interest Penalty Measured From Year of Vesting. To the extent the Eligible Option outstanding in the 2008 calendar year vested as to one or more shares during the 2005 calendar year, the optionee will incur an interest penalty payable with his or her tax return for the 2008 calendar year. The interest penalty will be based on the income taxes the optionee would have incurred for the 2005 calendar year had he or she been taxed on the spread which existed on those vested shares on December 31, 2005 (the amount by which the December 31, 2005 fair market value of the shares which vested under the Eligible Option during the 2005 calendar year exceeded the exercise price payable for those shares). For purposes of such calculation, the optionee’s tax rate will be deemed to be 35%, and that tax rate will be applied to the December 31, 2005 option spread on the shares which vested under the Eligible Option during the 2005 calendar year. The tax amount resulting from such calculation is not actually payable for the 2005 calendar year, but will trigger an interest penalty under Section 409A for the period beginning April 15, 2006 and continuing until the date the optionee pays the accrued interest with his or her taxes for the 2008 calendar year. To the extent the Eligible Option vested as to one or more shares during the 2006 calendar year, the optionee would perform the same calculation based on the December 31, 2006 fair market value of the shares which vested during that year, and the interest penalty would accrue over the period beginning April 15, 2007 and continuing until the optionee pays the accrued interest with his or her taxes for the 2008 calendar year. The same calculation would also be applicable for any shares which vested under the Eligible Option during the 2007 calendar year based on the option spread which existed on those particular shares on December 31, 2007, and the interest penalty would accrue from April 15, 2008 until the optionee pays the accrued interest with his or her 2008 calendar year taxes. Finally, there would also be an additional interest penalty with respect to the shares which vested under the Eligible Option during the 2005, 2006 and 2007 calendar years but remain unexercised in the 2008 calendar year, to the extent their year-end fair market value in each calendar year subsequent to the calendar year of vesting is higher than their year-end fair market value in the immediately preceding calendar year. The interest penalty would accrue until paid with the optionee’s 2008 calendar year taxes.
     Vesting in Subsequent Calendar Years. To the extent an Eligible Option first vests in a calendar year after the 2008 calendar year, the optionee will be subject to income taxation and penalty taxes on the spread which exists between the fair market value of the shares which vest during that year and the exercise price payable for those shares. Such spread will be calculated on the applicable tax measurement date for such year.
     Continued Taxation of Vested Shares. The optionee will be subject to additional income taxation and penalty taxes on any subsequent increases to the fair market value of his or her vested option shares which occur in calendar years after the calendar year in which those shares are first taxed under Section 409A. Such taxation will continue until the optionee exercises the options.
     Note: The IRS has not yet provided any guidance as to how the additional taxable income is to be measured over the period the options remain outstanding after the 2007 calendar year.
The following is an example of the adverse U.S. federal income taxes that may occur under Section 409A if remedial action is not taken to bring the below-market options into compliance with Section 409A:
EXAMPLE. Assume that (1) an optionee was granted an option to purchase 2,000 shares that had a recorded grant date of January 2, 2003 with an exercise price per share of $29.33, (2) that option vests in four successive equal annual installments over the four-year period measured from January 2, 2003, and (3) it was determined that the correct measurement date of that option for financial accounting purposes was February 5, 2003, when the fair market value per share was $32.53. Unless remedial action under Section 409A is taken before December 31, 2007 (or before any earlier exercise of the option for the shares vesting after December 31, 2004), the 1,500 option shares that vested during the 2005, 2006 and 2007 calendar years would be taxed as follows under Section 409A:
     Taxation in Calendar Year 2008: On the applicable tax measurement date in the 2008 calendar year, the optionee would recognize taxable income equal to the amount by which the fair market value of the 1,500 shares exceeded the exercise price payable for those shares. If we assume that the option is exercised for those 1,500 shares on September 5, 2008, when the fair market value is $55.00 per share, and that such date is the applicable tax measurement date for Section 409A purposes, then the optionee will recognize $38,505.00 of taxable wages (1,500 x ($55.00 - $29.33)) in 2008. In addition, the optionee would incur a 20% penalty tax in the amount of $7,701.00. There would also be an interest penalty assessed with respect to the 500 shares which vested in 2005. That interest penalty would be based on the taxes that would have been due on April 15, 2006 had the optionee been taxed at the rate of 35% on the spread which existed on those 500 shares on December 31, 2005 (the amount by which the market price of those 500 shares on December 31, 2005 exceeded the $14,665.00 aggregate exercise price payable for those shares). The interest penalty on those particular shares would accrue until the optionee pays that interest penalty with his or her 2008 calendar year taxes. In addition, there would be an interest penalty assessed with respect to the 500 shares which vested in 2006. That interest penalty would be based on the taxes that would have been due on April 15, 2007 had the optionee been taxed at the rate of 35% on the spread which existed on those 500 shares on December 31, 2006 (the amount by which the market price of those 500 shares on December 31, 2006 exceeded the $14,665.00 aggregate exercise price payable for those shares). There would also be an interest penalty assessed with respect to the 500 shares which vested in 2007. That interest penalty would be based on the taxes that would have been due on April 15, 2008 had the optionee been taxed at the rate of 35% on the spread which existed on those 500 shares on December 31, 2007 (the amount by which the market price of those 500 shares on December 31, 2007 exceeded the $14,665.00 aggregate exercise price payable for those shares). The interest penalty on those particular shares would also accrue until the optionee pays that interest penalty with his or her 2008 calendar year taxes. Finally, there would be an additional interest penalty with respect to the shares which vested during the 2005 and 2006 calendar years, to the extent their year-end fair market value in each calendar year subsequent to the calendar year of vesting is greater than their year-end fair market value in the immediately preceding year. That interest penalty would accrue until the date it is paid with the optionee’s 2008 calendar year taxes. There will also be the possibility of adverse taxation under the tax laws of the state in which the optionee resides.
     Continued Taxation: If the option is not exercised in the 2008 calendar year, the optionee will still recognize taxable income in that year. It is likely that the amount of taxable income and the 20% penalty tax will be based on the option spread which exists on the 1,500 shares as of December 31, 2008; however, there is at present no actual IRS guidance on the appropriate tax measurement date. In addition, the optionee would continue to be subject to income taxation and the 20% penalty tax in each subsequent calendar year the option remains outstanding after the 2008 calendar year, and the amount of such taxation would be based on any subsequent appreciation in the value of the shares since the last tax measurement date for those shares under Section 409A.
     Exercise in 2007 Calendar Year. If you exercise an Eligible Option in the 2007 calendar year for the covered shares without first bringing that option into compliance with Section 409A, then the 20% penalty tax under Section 409A with respect to that exercised option will be based on the amount by which the fair market value of the purchased shares at the time of exercise exceeds the current exercise price, and the interest penalties will be based on the spread (the excess of the fair market value per share over the exercise price) which existed at the close of the 2005 and 2006 calendar years on the option shares initially vesting in those years and any additional increase to the 2005 option spread which existed at the end of the 2006 calendar year.
If you elect not to tender your Eligible Options for amendment or replacement pursuant to the Offer, then you will be solely responsible for any taxes, penalties or interest payable under Section 409A and comparable state tax laws.

Section 409A applies only to below-market options that were not vested as of December 31, 2004. The portion of any below-market option granted before October 4, 2004 that was vested as of December 31, 2004 is not subject to Section 409A.
Pursuant to the U.S. Treasury regulations provided under Section 409A, if you exercised the portion of your stock options that vested in the 2005 calendar year before the end of that year, you would have avoided any adverse tax consequences under Section 409A with respect to that portion. To avoid any adverse tax consequences under Section 409A with respect to the portion of your stock options that vested after December 31, 2004 (but were not exercised in 2005), you must take remedial action to bring that portion of your options (the “409A Portion”) into compliance with the requirements of Section 409A. Basically, two courses of remedial action are available as described below. The Company is now offering you the opportunity to bring the 409A Portion of your stock options into compliance with Section 409A only through the amendment alternative described in paragraph (ii) below.
     (i) You could designate a specific schedule for the exercise of the 409A Portion of each of your stock options. Accordingly, you would have to designate the particular calendar year or years (beginning with the 2008 calendar year) in which that portion is to be exercised and the number of shares to be exercised in each such year. As part of your designated exercise schedule, you could provide for an earlier exercise of the vested shares subject to the 409A Portion of your options upon your termination of employment with the Company or a change in control or ownership of the Company after the 2007 calendar year. However, this alternative will not be available if you exercised any Section 409A Portion of your options during the 2006 calendar year.
     (ii) The 409A Portion of each of your stock options could be amended to increase the exercise price to the Adjusted Exercise Price determined for that portion. Such an amendment to the exercise price would bring the 409A Portion of each option into compliance with Section 409A, and you could exercise that 409A-compliant portion as you choose, subject only to the existing exercise provisions and option term in effect for each such option. A New Option granted in replacement of the 409A Portion of any Eligible Option will also avoid taxation under Section 409A.
Accordingly, pursuant to the Offer, you may tender each of your Eligible Options to the Company for amendment or replacement. The exercise price per share for each Amended Option will be increased to the Adjusted Exercise Price determined for that option, and that Amended Option would not be subject to the adverse tax consequences under Section 409A described above. Each New Option granted in replacement of a tendered Eligible Option with a current exercise price at or above the fair market value of the Company’s Class A common stock on the Amendment Date will also avoid taxation under Section 409A.
If you are subject to the tax laws in more than one jurisdiction, you should be aware that tax consequences of more than one country may apply to you as a result of your participation in the Offer. You should be certain to consult your personal tax advisor to discuss these consequences. We will distribute short summaries of some of those consequences with respect to several of the countries where Eligible Optionees are located. If you are subject to the tax laws of jurisdictions outside of the United States, you should also review the summary applicable to such foreign jurisdiction.
Neither we nor our Board of Directors will make any recommendation as to whether you should tender your Eligible Options for amendment or replacement, nor have we authorized any person to make any such recommendation. You must make your own decision whether or not to tender your Eligible Options, after taking into account your own personal circumstances and preferences. You should be aware that adverse tax consequences under Section 409A may apply to your Eligible Options if they are not amended or replaced pursuant to the Offer, and you will be solely responsible for any taxes, interest or penalties you may incur under Section 409A. You are urged to evaluate carefully all of the information in the Offer, and we recommend that you consult your own tax advisor.

3.	STATUS OF ELIGIBLE OPTIONS NOT AMENDED OR REPLACED.
If you choose not to tender your Eligible Options for amendment or replacement, those options will continue to remain outstanding in accordance with their existing terms, including the below-market exercise price component that may violate Section 409A. Accordingly, if you take no other action to bring those options into compliance with Section 409A, you may be subject to the adverse U.S. federal tax consequences described in Section 2 above. You will be solely responsible for any taxes, penalties or interest you may incur under Section 409A.
4.	PROCEDURES FOR TENDERING ELIGIBLE OPTIONS.
Proper Tender of Options
If you are an Eligible Optionee, you will receive on the commencement of the Offer an email announcing the Offer with a link to the Offer website. Once you have logged onto the Offer website and clicked on the “Make An Election” button, you will be directed to your Election Form that contains the following personalized information with respect to each Eligible Option you hold:
-	the grant date indicated for that option on the applicable option agreement,

-	the current exercise price per share in effect for that option,

-	the number of shares of the Company’s Class A common stock purchasable under that option,

-	the revised measurement date determined for that option for financial accounting purposes, and

-	the fair market value per share of the Company’s Class A common stock on the revised measurement date.
You will need to check the appropriate box next to each of your Eligible Options to indicate whether you elect to tender that option for amendment or replacement in accordance with the terms of the Offer. After completing the Election Form, you will be allowed to review the elections you have made with respect to your Eligible Options. If you are satisfied with your elections you will proceed to the Agreement to Terms of Election page. Only after you agree to the Agreement to the Terms of Election will you be directed to the Election Confirmation Statement page. Please print and keep a copy of the Election Confirmation Statement for your records. You will then be deemed to have completed the election process.
If you are not able to submit your election electronically via the Offer website as a result of technical failures inherent to the website, such as the website being unavailable or the website not accepting your election, or if you do not otherwise have access to the Offer website for any reason (including lack of internet services), you must complete a paper Election Form and return it to the Company via facsimile to 1-800-420-4799. To obtain a paper Election Form, please contact the Apollo Group Tender Offer Hotline at 1-800-398-1278 or stockoptions@apollogrp.edu.
If you decide to elect to tender one or more of your Eligible Options for amendment or replacement pursuant to the Offer, you must properly complete and submit the Election Form by logging onto the Offer website at https://apol.equitybenefits.com by 11:59 p.m. Eastern Daylight Time on July 12, 2007. If we extend the Offer beyond July 12, 2007, you must deliver those documents before the extended expiration date of the Offer.
We will not accept any Election Form after the expiration of the Offer. If you do not complete and submit the Election Form on the Offer website or return it by facsimile, your Eligible Options will not be amended or replaced pursuant to the Offer, and you will not be eligible for any Cash Bonus.

You cannot tender only a portion of an Eligible Option, and we will not accept such a partial tender for amendment or replacement. If you hold more than one Eligible Option, you may elect to tender one or more of those options and retain the remaining options. Please remember that not all of a particular option grant may be an Eligible Option. Only the portion of that grant that was not vested as of December 31, 2004 may constitute an Eligible Option.
If your Election Form includes any option that is not an Eligible Option or includes only a portion of your outstanding Eligible Option, we will not accept the tendered option or portion for amendment or replacement, but we do intend to accept for amendment or replacement each Eligible Option properly designated for tender in the Election Form.
Determination of Validity; Rejection of Option Shares; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility (including time of receipt), and acceptance of any option tender, and we will decide, in our sole discretion, all questions as to (i) the portion of each outstanding option that comprises an Eligible Option for purposes of this Offer; (ii) the Adjusted Exercise Price to be in effect under each Amended Option, (iii) the number of shares of our Class A common stock purchasable under the Amended Option at the Adjusted Exercise Price, (iv) the amount of the Cash Bonus payable with respect to each Amended Option and (v) the cancellation of tendered Eligible Options with exercise prices at or above the fair market value of our Class A common stock on the Amendment Date and the replacement of those canceled options with New Options. Our determination as to those matters will be final and binding on all parties. We reserve the right to reject any or all option tenders that we determine do not comply with the conditions of the Offer, that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we intend to accept for amendment or replacement each properly and timely tendered Eligible Option that is not validly withdrawn. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular Eligible Option or any particular Eligible Optionee. No tender of an Eligible Option will be deemed to have been properly made until all defects or irregularities have been cured by the tendering Eligible Optionee or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice.
Our Acceptance Constitutes an Agreement. Your tender of an Eligible Option pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Offer. Subject to our rights to extend, terminate or amend the Offer, we currently expect that we will, promptly upon the expiration of the Offer, accept for amendment all properly tendered Eligible Options that have not been validly withdrawn, and on the next business day we will increase the exercise price per share to the Adjusted Exercise Price determined for that option. However, if the Adjusted Exercise Price determined for any tendered Eligible Option would be the same or lower than the exercise price per share currently in effect for that option, then that option will, on the Amendment Date, be canceled and immediately replaced with a New Option that is exactly the same as the canceled option, including the same exercise price per share and no loss of vesting or change to the expiration date of the option term, but with a new grant date.
Our acceptance of your tendered Eligible Options for amendment or replacement pursuant to the Offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of the Offer. Accordingly, as soon as administratively practicable after the Amendment Date, we will deliver to you a final and complete Amendment Agreement, a form of which is filed as an exhibit to the Offer and is available for review on the Offer website. Schedule I to that final agreement will indicate the Adjusted Exercise Price in effect for each of your Amended Options and the Company’s unconditional obligation to pay you on the Company’s first regularly scheduled payroll date after January 1, 2008 the Cash Bonus calculated for each Amended Option. You will also receive an Option Cancellation and Regrant Agreement for any New Option granted in replacement of a tendered Eligible Option with a current exercise price per share at or above the fair market value per share of our Class A common stock on the Amendment Date.

5.	WITHDRAWAL RIGHTS.
You may only withdraw your tendered Eligible Options in accordance with the provisions of this Section 5.
     (i) You may withdraw your tendered Eligible Options at any time before 11:59 p.m., Eastern Daylight Time, on the Expiration Date of the Offer. In addition, unless we accept and amend or replace your Eligible Options before 12:00 midnight, Eastern Daylight Time, on August 9, 2007 (the 40th business day after the June 13, 2007 commencement date of the Offer), you may withdraw your tendered options at any time thereafter.
     (ii) To validly withdraw your tendered Eligible Options, you must use the Offer website at https://apol.equitybenefits.com to revise your Election Form to indicate the Eligible Options that you no longer wish to tender for amendment or replacement. Alternatively, you may change your existing election by completing a new paper Election Form and returning it to the Company via facsimile to 1-800-420-4799. To obtain a paper Election Form, please contact the Apollo Group Tender Offer Hotline at 1-800-398-1278 or stockoptions@apollogrp.edu.
You may only revise your Election Form to withdraw your Eligible Options from the Offer while you still have the right to withdraw the tendered options in accordance with the requirements of subparagraph (i) above.
YOU MAY NOT WITHDRAW ONLY A PORTION OF A TENDERED ELIGIBLE OPTION. IF YOU CHOOSE TO WITHDRAW A TENDERED ELIGIBLE OPTION, YOU MUST WITHDRAW THE ENTIRE OPTION.
You may not rescind any withdrawal, and any Eligible Option you withdraw will no longer be deemed tendered for amendment or replacement pursuant to the Offer, unless you properly re-tender that option before the Expiration Date by following the election and tender procedures described in Section 4.
Neither the Company nor any other person is obligated to give notice of any defects or irregularities in any revised Election Form submitted to us for purposes of withdrawing tendered Eligible Options from the Offer, nor will anyone incur any liability for failure to give any such notice. We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of revised Election Forms purporting to withdraw tendered Eligible Options from the Offer. Our determination of those matters will be final and binding.
6.	ACCEPTANCE OF ELIGIBLE OPTIONS FOR AMENDMENT OR REPLACEMENT AND COMMITMENT TO PAY CASH BONUS WITH RESPECT TO AMENDED OPTIONS.
Upon the terms and subject to the conditions of the Offer, we will, upon the Expiration Date, accept for amendment or replacement all Eligible Options that have been properly tendered and not validly withdrawn before the Expiration Date. For each Amended Option, we will increase the exercise price per share to the applicable Adjusted Exercise Price on the next business day, currently scheduled to be July 13, 2007. For each tendered Eligible Option that is canceled pursuant to the Offer, we will grant a New Option in replacement on July 13, 2007. If we extend the Expiration Date, then the accepted Eligible Option will be amended or replaced on the next business day following the extended Expiration Date.
We will provide written or electronic notice of our acceptance to each Eligible Optionee whose tendered Eligible Options we have accepted for amendment or replacement. Such notice may be by email, press release or other means. In addition, we will, as soon as administratively practicable after the Amendment Date, deliver electronically a final and complete Amendment Agreement to each Eligible Optionee whose Eligible Options have been amended pursuant to the Offer. Schedule I to that agreement will reflect the increases to the exercise prices of the Amended Options and the Company’s unconditional obligation to pay such Eligible Optionee the applicable Cash Bonus for each of his or her Amended Options on the Company’s first regularly scheduled payroll date after January 1, 2008, which will not be later than January 15, 2008. Such Cash Bonus will be paid whether or not an Eligible Optionee continues in the Company’s employ through the payment date. For each New Option to which a tendering Eligible Optionee becomes entitled, we will deliver an Option Cancellation and Regrant Agreement to that person as soon as administratively practicable after the grant date.

However, if you are not in the employ of the Company (or any Apollo Group subsidiary) on the Expiration Date or on the Amendment Date, then none of your tendered Eligible Options will be amended or replaced, and you will not be entitled to any Cash Bonus with respect to those options. The tendered options will be returned to you and will remain exercisable in accordance with the terms in effect for them at the time of tender, including the current exercise price per share. You will incur Section 409A tax penalties upon your subsequent exercise of those options, unless you bring the options into compliance with Section 409A prior to such exercise.
7.	CONDITIONS OF THE OFFER.
We will not accept any Eligible Options tendered to us for amendment or replacement, and we may terminate or amend the Offer or postpone our acceptance of any Eligible Options tendered to us for amendment or replacement, in each case, subject to Rule 13e-4(f)(5) under the 1934 Act, if at any time on or after June 13, 2007, and before the Expiration Date, any of the following events has occurred, or has been reasonably determined by us to have occurred and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto (including any action or omission by us), the occurrence of such event or events makes it inadvisable for us to proceed with the Offer or with our acceptance of the Eligible Options tendered to us for amendment or replacement:
     (a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the amendment of the existing exercise price in effect for some or all of the tendered Eligible Options pursuant to the Offer, the payment of the applicable Cash Bonuses, the cancellation of tendered options and the grant of New Options in replacement or otherwise relates in any manner to the Offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or other), operating results, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the Offer to us;
     (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:
          • make the amendment of the tendered Eligible Options or payment of the Cash Bonuses or the cancellation of tendered options and the grant of New Options in replacement thereof illegal or otherwise restrict or prohibit consummation of the Offer or otherwise relates in any manner to the Offer;
          • delay or restrict our ability, or render us unable, to accept for amendment or replacement some or all of the tendered Eligible Options;
          • materially impair the benefits we hope to convey as a result of the Offer, that we believe would occur only as a result of further changes to Section 409A, the regulations thereunder or other tax laws that would affect the Offer or the Eligible Options; or
          • materially and adversely affect our business, condition (financial or other), operating results, operations or prospects or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries;
     (c) there shall have occurred:
          • any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;
          • any significant change in the market price of the shares of our Class A common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, condition (financial or other), operating results, operations or prospects or on the trading in our common stock, or that, in our reasonable judgment, makes it inadvisable to proceed with the Offer;
          • in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or
          • any decline in either the Dow Jones Industrial Average, the Nasdaq Global Select Market or the Standard and Poor’s Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on June 13, 2007;
     (d) there shall have occurred any change in generally accepted accounting standards or the application or interpretation thereof that could or would require us for financial reporting purposes to record compensation expenses against our operating results in connection with the Offer that would be in excess of any compensation expenses that we would be required to record under generally accepted accounting standards in effect at the time we commence the Offer;
     (e) a tender or exchange offer with respect to some or all of our outstanding Class A common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:
          • any person, entity or “group,” within the meaning of Section 13(d)(3) of the 1934 Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our Class A common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our Class A common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before June 13, 2007;
          • any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before June 13, 2007 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our Class A common stock; or
          • any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries;
     (f) any change or changes shall have occurred in our business, condition (financial or other), assets, operating results, operations, prospects or stock ownership or that of our subsidiaries as a result of unforeseen, extraordinary events beyond our control that, in our reasonable judgment, is or may be material to us or our subsidiaries or otherwise makes it inadvisable for us to proceed with the Offer; or
     (g) any rules, regulations or actions by any governmental authority, the Nasdaq Global Select Market, or other regulatory or administrative authority of any national securities exchange have been enacted, enforced or deemed applicable to the Company that makes it inadvisable for us to proceed with the Offer.
The conditions to the Offer are for our benefit. We may assert them in our discretion, regardless of the circumstances giving rise to them, at any time before the Expiration Date. We may waive them, in whole or in part, at any time and from time to time before the Expiration Date, in our discretion, whether or not we waive any other condition to the Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Should we decide to waive any of the material conditions of the Offer, the Offer will remain open for the five (5) business days following the date we announce the waiver. Any determination we make concerning the events described in this Section 7 may be challenged by an Eligible Optionee only in a court of competent jurisdiction. A non-appealable determination with respect to such matter by a court of competent jurisdiction will be final and binding upon all persons.
8.	PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.
There is no established trading market for the Eligible Options or any other options granted under our Plans.
Our Class A common stock is quoted on the Nasdaq Global Select Market under the symbol “APOL.” The following table shows, for the periods indicated, the high and low sales prices per share of our Class A common stock on the Nasdaq Global Select Market.

Quarter Ended	High	Low

May 31, 2007	$49.22	$42.92
February 28, 2007	$48.56	$38.26
November 30, 2006	$52.89	$33.70
August 31, 2006	$55.47	$43.12
May 31, 2006	$56.02	$47.94
February 28, 2006	$72.61	$49.38
November 30, 2005	$78.19	$58.87
August 31, 2005	$81.21	$71.58
May 31, 2005	$78.43	$68.64
February 28, 2005	$85.33	$73.64
On June 12, 2007 the last reported sale price of our Class A common stock on the Nasdaq Global Select Market was $47.47 per share.
The price of our Class A common stock has been, and in the future may be, volatile and could decline. The trading price of our Class A common stock has fluctuated in the past and is expected to continue to do so in the future, as a result of a number of factors, many of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many companies, and that have often been unrelated or disproportionate to the operating performance of those companies.
9.	SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF AMENDED OPTIONS OR NEW OPTIONS.
Consideration. If we accept the tender of your Eligible Options for amendment, the exercise price per share will be increased to the Adjusted Exercise Price determined for each such option. Except for such Adjusted Exercise Price, all the terms and provisions in effect for the Eligible Option at the time of tender will continue in effect after the amendment. Accordingly, each Amended Option will continue to vest in accordance with the same vesting schedule measured from the same vesting commencement date currently in effect for each such option, and the exercise period and expiration date for each option will also remain unchanged. However, if the Adjusted Exercise Price as so determined would be the same or lower than the exercise price per share currently in effect for the Eligible Option, then that option will, on the Amendment Date, be canceled and immediately replaced with a new option that is exactly the same as the canceled option, including the current exercise price per share and no loss of vesting or change to the expiration date of the option term, but with a new grant date.
If you are not in the employ of the Company (or any Apollo Group subsidiary) on the Expiration Date or on the Amendment Date, then none of your tendered Eligible Options will be accepted for amendment or replacement. The tendered options will be returned to you and will remain exercisable in accordance with the terms in effect for them at the time of tender, including the current exercise price per share. You will incur Section 409A tax penalties upon your subsequent exercise of those options, unless you bring those options into compliance with Section 409A prior to such exercise.

Should you participate in this Offer, then with respect to each of your Eligible Options that is amended to increase the exercise price per share to the Adjusted Exercise Price determined for that option, you will be eligible to receive the special Cash Bonus. The Cash Bonus will be paid from the Company’s general assets on the Company’s first regularly scheduled payroll date after January 1, 2008, and you will be a general creditor of the Company with respect to the Cash Bonus. No Cash Bonuses will be paid with respect to New Options granted in replacement of tendered Eligible Options, because the exercise price will be the same as in effect for the canceled option it replaces.
If all Eligible Options tendered pursuant to the Offer are amended, the resulting Amended Options and New Options will cover approximately 2,068,679 shares of our Class A common stock in the aggregate, which represents approximately 1.2% of the total shares of our Class A common stock outstanding as of May 15, 2007. The amount of the Cash Bonuses payable pursuant to this Offer will depend upon the fair market value of the Class A common stock on the Amendment Date. The table below indicates the total maximum dollar amount payable as Cash Bonuses based upon assumed fair market values of the Company’s Class A common stock on the Amendment Date:

Assumed Fair Market Value of
Class A Common Stock on	Estimated Resulting
Amendment Date	Cash Bonus
$45.00	$406,683
$50.00	$406,683
$55.00	$406,683
$60.00	$412,943
$65.00	$2,763,292
$70.00	$8,214,372
$75.00	$11,165,926
$80.00	$11,187,933
$85.00	$11,188,497
Terms of Amended Options or New Options. The amendment or replacement of the tendered Eligible Options pursuant to the Offer will not create any contractual or other right of the tendering Eligible Optionees to receive any future grants of stock options, restricted stock units or other stock-based compensation. This Offer does not change the “at-will” nature of an Eligible Optionee’s employment with us, and an Eligible Optionee’s employment may be terminated by us or by the optionee at any time, for any reason, with or without cause. The employment of Eligible Optionees outside the United States may be terminated subject to the requirements of local law and the terms of any employment agreement.
The Eligible Options have all been granted pursuant to the Plans. Each Amended Option will continue to remain outstanding under the Plan under which it was originally granted, and each New Option will be granted under the Plan under which the canceled option was granted.
The following is a description of the principal features of the Plans that apply to option grants made under such Plans. The description of each Plan is subject to, and qualified in its entirety by reference to, the actual provisions of the applicable Plan and the form of stock option agreement in effect for the Eligible Options granted under that Plan. The Long Term Incentive Plan has been filed as Exhibit 10.3 to our Form S-1 filed with the Securities and Exchange Commission (the “SEC”) on March 7, 1997, and the Amended and Restated 2000 Stock Incentive Plan has been filed as an exhibit to the Schedule TO. Please contact the Apollo Group Tender Offer Hotline at 1-800-398-1278 or stockoptions@apollogrp.edu, to receive a copy of each Plan document and the form of stock option agreement for each Plan. We will promptly furnish you copies of those documents at our expense. Both the Amendment Agreement to be used to evidence the increase to the exercise price of each Eligible Option amended pursuant to the Offer and the Option Cancellation and Regrant Agreement to be used to evidence each New Option granted in replacement of an Eligible Option canceled pursuant to the Offer have been filed with the SEC as exhibits to the Schedule TO.
Long Term Incentive Plan.
The following is a description of the principal provisions of the Long Term Incentive Plan that apply to option grants made under that Plan, including the Eligible Options.
Administration. The Compensation Committee of our Board of Directors has the authority to administer the Long Term Incentive Plan (the “LTIP”).
Share Reserve. As of May 15, 2007, options to purchase 812,279 shares of our Class A common stock were outstanding under the LTIP and an additional 974,356 shares remained available for future grant. The shares of our Class A common stock issuable under the LTIP may be drawn from shares of our authorized but unissued Class A common stock, from shares of our Class A common stock that we reacquire or purchase on the open market, or a combination thereof.

Eligibility. Officers or other key employees (including those employees who are also directors of officers) of the Company or any of our subsidiaries are eligible to receive option grants under the LTIP.
Option Terms. Each granted option has an exercise price per share and option term determined by the Compensation Committee. The shares subject to that option will generally vest in one or more installments over a specified period of service measured from the grant date. No granted option will have a term in excess of ten years measured from the grant date, and each outstanding option will be subject to earlier termination following the optionee’s cessation of service with the Company.
Vesting Acceleration. In the event the Company should undergo a change in control without the prior approval of its Board of Directors, each option outstanding under the LTIP will vest and become exercisable on an accelerated basis for all of the option shares.
A change in control will be deemed to occur upon (i) any consolidation or merger in which the Company is not the continuing or surviving corporation or pursuant to which our Class A common stock would be converted into cash, securities or other property, (ii) a stockholder-approved plan or proposal for the liquidation or dissolution of the Company, or (iii) sale or other transfer of substantially all of the Company’s assets.
Stockholder Rights and Option Transferability. No optionee will have any stockholder rights with respect to the option shares until such optionee has exercised the option and paid the exercise price for the purchased shares. Options are not assignable or transferable other than by will or the laws of inheritance following optionee’s death.
Changes in Capitalization. In the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, stock split-up, combination of shares or other change in the Company’s corporate structure affecting our Class A common stock, equitable adjustments will be made by the Compensation Committee to the number and class of our Class A common stock issuable under the LTIP and to the number and class and/or the exercise price per share in effect under each outstanding option. Such adjustments will be made in the sole discretion of the Compensation Committee to preserve an optionee’s proportionate interest in an option and to prevent dilution or enlargement of rights.
Amendment. Our Board of Directors may amend, modify or terminate the LTIP and any outstanding options thereunder, but any amendment, modification or termination that would adversely affect the rights of the option holder will require the consent of that person.
Amended and Restated 2000 Stock Incentive Plan.
The following is a description of the principal provisions of the Amended and Restated 2000 Stock Incentive Plan (the “2ISP”) that apply to option grants made under that Plan, including the Eligible Options.
Administration. The Compensation Committee of our Board of Directors has the exclusive authority to administer the 2ISP.
Share Reserve. As of May 15, 2007, options to purchase 8,609,985 shares of our Class A common stock were outstanding under the 2ISP and an additional 6,326,362 shares remained available for future grant. The shares of our Class A common stock issuable under the 2ISP may be drawn from shares of our authorized but unissued Class A common stock, from shares of our Class A common stock that we reacquire or purchase on the open market, or a combination thereof.
Eligibility. Officers, employees, non-employee members of our Board of Directors, executives of and consultants and advisors to the Company or any of our subsidiaries are eligible to receive option grants under the 2ISP.
Option Terms. Each granted option has an exercise price per share determined by the Compensation Committee, but that price may not be less than 100% of the fair market value of the option shares on the grant date. The shares subject to each option will generally vest over a specified period of service measured from the grant date. No granted option will have a term in excess of ten years measured from the grant date, and each outstanding option will be subject to earlier termination following the optionee’s cessation of service with the Company.
Vesting Acceleration. In the event the Company should undergo a change in control, each option outstanding under the 2ISP will vest and become exercisable on an accelerated basis for all of the option shares. In addition, upon or in anticipation of a change in control, the Compensation Committee may cause each option outstanding under the 2ISP to terminate at a specific time and will give each option holder the right to exercise his or her options during a period of time determined by the Compensation Committee.
A change in control will be deemed to occur upon (i) any consolidation or merger in which the Company is not the continuing or surviving corporation or pursuant to which our Class A common stock would be converted into cash, securities or other property, (ii) a sale, lease, exchange or other transfer of assets aggregating more than 80% of the Company’s assets, (iii) a stockholder-approved plan or proposal for liquidation or dissolution the Company, (iv) the acquisition of any party or group of securities possessing 50% or more of the Company’s Class A common stock, or (v) a hostile take-over of the Company by proxy contest for the election of our Board of Directors.
Stockholder Rights and Option Transferability. No optionee will have any stockholder rights with respect to the option shares until such optionee has exercised the option and paid the exercise price for the purchased shares. Options are not assignable or transferable other than by will or the laws of inheritance following optionee’s death.
Changes in Capitalization. In the event a stock dividend is declared upon the Class A common stock, the number of shares of our Class A common stock subject to each option will be increased proportionately, and the exercise price in effect will also be equitably adjusted to reflect the stock dividend; provided, however, that the aggregate exercise price will remain the same. Should any change be made to the outstanding Class A common stock by reason of any stock split or split-up, recapitalization, combination of shares, exchange of shares, spin-off transaction, extraordinary dividend or distribution or other change affecting our outstanding Class A common stock as a class without the Company’s receipt of consideration, or should there occur any merger, consolidation or other reorganization, then equitable adjustments will be made to the maximum number and/or class of securities and the exercise price per share in effect under each outstanding option. All such adjustments will be made in such manner as the Compensation Committee deems appropriate to preclude the dilution or enlargement of rights under the 2ISP and the options outstanding thereunder.
Amendment. Our Board of Directors may amend, modify or terminate the 2ISP and any outstanding options thereunder, but any amendment, modification or termination that would adversely affect the rights of the option holder will require the consent of that person.
Taxation of Non-Statutory Stock Options.
An optionee will not recognize taxable income for U.S. federal income tax purposes upon the grant of a non-statutory option. In general, an optionee will recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.
We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for our taxable year in which such ordinary income is recognized by the optionee.
If you are subject to the tax laws in more than one jurisdiction, you should be aware that consequences of more than one country may apply to you as a result of your receipt, vesting or exercise of an option grant for our Class A common stock. You should be certain to consult your personal tax advisor to discuss those consequences. We will distribute short summaries of some of those consequences with respect to several of the countries where Eligible Optionees are subject to taxation. If you are subject to the tax laws of jurisdictions outside of the United States, you should also review the summary applicable to such foreign jurisdiction.

Accounting Treatment.
On September 1, 2005, the Company adopted the provisions of SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123(R)”). In March 2005, the SEC issued Staff Accounting Bulletin No. 107 (“SAB 107”) relating to SFAS 123(R), which the Company applied in its adoption of SFAS 123(R). SFAS 123(R) requires the measurement and recognition of compensation expense for all share based awards issued to employees and directors, based on estimated fair values of the share award on the date of grant. The Company adopted the fair value recognition provisions of SFAS 123(R) using the modified prospective transition method, which requires compensation expense to be recorded for all share based awards granted after September 1, 2005 and for all unvested stock options outstanding as of September 1, 2005. For all unvested options outstanding as of September 1, 2005, the remaining unrecognized compensation expense, based on the fair value as determined under the provisions of SFAS 123, will be recognized as share based compensation in the Consolidated Statements of Income over the remaining vesting period. For share based awards granted subsequent to September 1, 2005, compensation expense is based on the fair value as determined under the provisions of SFAS 123(R) and will be recognized in the Consolidated Statements of Income over the vesting period. Under the modified prospective transition method, prior periods are not restated for the effect of SFAS 123(R).
SFAS 123(R) requires the Company to calculate the fair value of share based awards on the date of grant. The Company uses the Black-Scholes-Merton option pricing model (“BSM”) to estimate fair value. The BSM requires the Company to estimate key assumptions such as expected life, volatility, risk-free interest rates and dividend yield to determine the fair value of share based awards, based on both historical information and management judgment regarding market factors and trends. The Company amortizes the share based compensation expense over the period that the awards are expected to vest, net of estimated forfeiture rates. If the actual forfeitures differ from management estimates, additional adjustments to compensation expense may be required in future periods.
Please see Section 13 for a discussion of the accounting treatment of the Offer.
10.	AMENDED OPTIONS AND NEW OPTIONS WILL NOT DIFFER FROM ELIGIBLE OPTIONS.
Except for the Adjusted Exercise Price, all the terms and provisions in effect for the Eligible Option at the time of tender will continue in effect if that option is amended pursuant to the Offer. Accordingly, each Amended Option will continue to vest in accordance with the vesting schedule currently in effect for that option at the time of the amendment, and the exercise period and option term for that Amended Option will also remain unchanged.
Each New Option will be exactly the same as the canceled Eligible Option it replaces, including the current exercise price for the canceled option and no loss of vesting or change to the expiration date of the option term, but it will have a new grant date.
11.	INFORMATION CONCERNING APOLLO GROUP.
Apollo Group has been an education provider for more than 30 years, operating University of Phoenix, Inc. (“UPX”), Institute for Professional Development (“IPD”), The College for Financial Planning Institutes Corporation (“CFP”), Western International University, Inc. (“WIU”) and Insight Schools, Inc., all of which are wholly-owned subsidiaries of the Company. The Company offers innovative and distinctive educational programs and services from high school through college-level at 99 campuses and 163 learning centers in 39 states, Puerto Rico, Alberta, British Columbia, The Netherlands and Mexico, as well as online, throughout the world. Our combined Degreed Enrollment for UPX and Axia College as of August 31, 2006, was approximately 282,300. In addition, students are enrolled in WIU, CFP and IPD Client Institutions (as defined below), and additional non-degreed students are enrolled in UPX. Degreed Enrollments represent individual students enrolled in our degree programs who attended a course during the quarter and did not graduate as of the end of the quarter (including Axia students enrolled in UPX and WIU).
UPX is accredited by The Higher Learning Commission (“The HLC”) and has been a member of the North Central Association of Colleges and Schools since 1978. UPX has successfully replicated its teaching/learning model while maintaining educational quality at 75 local campuses and 123 learning centers in 37 states, Puerto Rico, Alberta,

British Columbia, The Netherlands and Mexico. In Canada, we operate under Canadian subsidiary corporations. UPX also offers its educational programs worldwide through its computerized educational delivery system. UPX has customized computer programs for student tracking, marketing, faculty recruitment and training and academic quality management. These computer programs are intended to provide uniformity among UPX’s campuses and learning centers, which enhances UPX’s ability to expand into new markets while still maintaining academic quality. UPX’s tuition revenues represented approximately 84% of the Company’s consolidated revenues for the year ended August 31, 2006. Axia College, which has been a part of UPX since March 2006 (previously it was part of WIU), offers associate’s degrees in business, criminal justice, general studies, health administration and information technology worldwide through its computerized educational delivery system. Axia College is designed for students with little or no college experience and offers small classes of less than 20 students and dedicated faculty who are specially trained in facilitating the online learning experience.
WIU is accredited by The HLC and currently offers undergraduate and graduate degree programs at local campuses in Arizona and through joint educational agreements with educational institutions in China and India.
IPD provides program development and management consulting services to regionally accredited private colleges and universities (“Client Institutions”) that are interested in expanding or developing their programs for working students. These services typically include degree program design, curriculum development, market research, student recruitment, accounting and administrative services. IPD provides these services at 22 campuses and 36 learning centers in 24 states in exchange for a contractual share of the tuition revenues generated from these programs. IPD’s contracts with its Client Institutions generally range in length from five to ten years with provisions for renewal. IPD typically works with institutions that:
•	are interested in developing or expanding degree programs for working students;

•	recognize that working students require a different teaching/learning model than the typical 18- to 24-year-old student;

•	desire to increase enrollments with a limited investment in institutional capital; and

•	recognize the unmet educational needs of the working students in their market.
CFP, located near Denver, Colorado, provides financial planning education programs, including the Certified Financial Planner Professional Education Program™ Certification, as well as regionally accredited graduate degree programs in financial planning, financial analysis and finance. CFP also offers some of its non-degree programs at UPX campuses.
On October 20, 2006, the Company completed the acquisition of Insight Schools (“Insight”). Insight operates an online high school and engages in the business of servicing cyber high schools and other online education. The Company acquired all of the outstanding common stock of Insight for $15.5 million. The Company believes this acquisition allows it to expand into the online charter high school market.
We incorporated in Arizona in 1981 and maintain our principal executive offices at 4615 East Elwood Street, Phoenix, Arizona 85040. Our telephone number is (480) 966-5394. Our website addresses are as follows:

•	Apollo Group	www.apollogrp.edu

•	UPX	www.phoenix.edu

•	IPD	www.ipd.org

•	WIU	www.wintu.edu

•	Axia College	www.axia.phoenix.edu

•	CFP	www.cffp.edu
Financial Information. The following table sets forth selected consolidated financial operating data for Apollo Group. The selected historical statement of operations data for the fiscal years ended August 31, 2006 and 2005 and the selected historical balance sheet data as of August 31, 2006 and 2005 have been derived from the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended August 31, 2006 that have been audited by Deloitte & Touche LLP, independent registered public accounting firm, and our Quarterly Report on Form 10-Q/A for the fiscal quarter ended February 28, 2007.

The information presented below should be read together with the complete financial statements and notes related thereto as well as the section of these reports entitled Management’s Discussion and Analysis of Financial Condition and Results of Operations. We have presented the following data in thousands, except per share data.

	YEAR ENDED		THREE MONTHS ENDED
	AUGUST 31,		FEBRUARY 28,
	2006	2005	2007	2006
(in thousands, except per share data)			(unaudited)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Tuition and other revenue, net	$2,477,533	$2,251,114	$606,693	$570,550
Income from operations	650,034	697,652	91,800	124,703
Net income	414,833	427,933	60,338	79,089
Net income per share (basic)	$2.38	$2.34	$0.35	$0.46
Net income per share (diluted)	$2.35	$2.30	$0.35	$0.45
Weighted average shares (basic)	174,351	182,928	173,185	173,496
Weighted average shares (diluted)	176,205	186,066	174,624	175,435

CONSOLIDATED BALANCE SHEET DATA (AT PERIOD END):
Cash and cash equivalents	$309,058	$137,184	$424,088	$12,498
Current assets, non cash	802,932	809,149	992,675	561,218
Non-current assets	480,073	472,399	513,177	466,781
Current liabilities	595,756	566,745	624,980	580,433
Non-current liabilities	82,876	80,583	77,218	87,089
Total shareholders’ equity	604,373	634,220	803,654	360,477
Book value per common share	$0.01	$0.01	$0.01	$0.01
See Section 18 for instructions on how you can obtain copies of our SEC reports that contain the audited financial statements we have summarized above.
12.	INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS; AND MATERIAL AGREEMENTS WITH DIRECTORS AND OFFICERS.
A list of the members of our Board of Directors and executive officers as of June 12, 2007 is attached as Schedule I to this document. As of March 31, 2007 our current executive officers and members of our board of directors as a group beneficially owned outstanding options under all Apollo Group equity compensation plans to purchase a total of 3,240,435 shares of our Class A common stock in the aggregate, which represented approximately 1.8% of the shares of Class A our common stock subject to all options outstanding under all Apollo Group equity compensation plans as of that date.
Our executive officers and the non-employee members of our Board of Directors are not eligible to participate in the Offer.
However, in December 2006, our executive officers and Board members entered into irrevocable agreements with the Company to take appropriate remedial action to bring certain of their options with revised measurement dates into compliance with Section 409A. Most of the executive officers and Board members agreed to have the exercise price of each of those options, to the extent each such option vested after December 31, 2004, amended to the higher fair market value per share of the Class A common stock on the date that option was subsequently determined to have been granted for financial accounting purposes. The exercise prices in effect for such options were amended and increased on May 22, 2007 pursuant to those December 2006 agreements. The Company has not agreed to pay any special cash bonuses to those individuals to compensate them for the increased exercise prices now in effect under their amended options.
The individuals whose options were so amended and the increased exercise prices now in effect for those options are set forth in Schedule II attached to this document.
Ms. Kenda Gonzales, the Company’s former Chief Financial Officer, Mr. Daniel Bachus, the Company’s former Chief Accounting Officer and Controller, and Mr. John Norton, a former member of the Board of Directors, each decided to bring their Section 409A-covered options into compliance with Section 409A by electing in December 2006 to exercise those options during the 2007 calendar year. The number of shares of Class A common stock subject to such specified exercise schedule is 235,000 shares for Ms. Gonzales, 82,500 shares for Mr. Bachus and 40,500 shares for Mr. Norton.
Schedule III attached to this document sets forth a table indicating the beneficial ownership of our Class A common stock by our executive officers and non-employee members of our Board of Directors as of March 31, 2007.
During the 60-day period ended June 12, 2007:
•	we granted options under all of our various equity compensation plans to purchase 1,000,000 shares of our Class A common stock, of which options to purchase 1,000,000 shares were granted to our directors and executive officers;

•	individuals exercised options to acquire 63,853 shares of our Class A common stock with exercise prices per share ranging from $6.50 to $41.92, of which zero shares were acquired by our directors and executive officers;

•	options to purchase an aggregate of 49,093 shares of our Class A common stock under all of our various equity compensation plans were canceled, none of which were held by our directors and executive officers; and

•	our directors and executive officers sold an aggregate of zero shares of our Class A common stock.
The following executive officers and non-employee Board members were parties to the foregoing transactions involving our Class A common stock conducted during the 60-day period ended June 12, 2007:
•	On May 25, 2007, Mr. Capelli received an option grant to purchase 1,000,000 shares of our Class A common stock at an exercise price per share of $48.47.

•	On May 22, 2007, options to purchase shares of our Class A common stock previously granted to Messrs. Mueller, Kline, Pepicello, Fleischer and Meyer, Ms. Bishop and Ms. Thompson on November 1, 2005 were amended pursuant to an amendment agreement which each of those individuals entered into with us in December 2006. In accordance with that agreement, the $63.79 exercise price per share in effect under each such option was increased to the fair market value of our Class A common stock on the date which has now been determined to be the correct measurement date of each such option for financial accounting purposes. Such amendment was intended to avoid adverse tax consequences under Section 409A for Messrs. Mueller, Kline, Pepicello, Fleischer and Meyer, Ms. Bishop and Ms. Thompson. The following chart contains the revised grant date, revised exercise prices and the number of shares of Class A common stock subject to their amended options:

	Original	Revised	Original	Revised	Number of
	Grant	Grant	Exercise	Exercise	Shares
Name	Date	Date	Price	Price	Affected

Terri C. Bishop	11/1/2005	12/3/2005	$63.79	$71.21	4,000
Larry A. Fleischer	11/1/2005	12/3/2005	$63.79	$71.21	16,000
John R. Kline	11/1/2005	12/3/2005	$63.79	$71.21	15,000
W. Stan Meyer	11/1/2005	12/3/2005	$63.79	$71.21	9,600
Brian E. Mueller	11/1/2005	12/1/2005	$63.79	$72.61	40,000
William J. Pepicello	11/1/2005	12/3/2005	$63.79	$71.21	4,000
Diane L. Thompson	11/1/2005	12/3/2005	$63.79	$71.21	12,000
We are a “Controlled Company” as defined in Rule 4350(c) of the Marketplace Rules of the NASDAQ Stock Market LLC because more than 50% of the voting power of Apollo Group is held by the John Sperling Voting Stock Trust. As a consequence, we are exempt from certain requirements of Marketplace Rule 4350, including that (a) our Board of Directors be composed of a majority of Independent Directors (as defined in Marketplace Rule 4200), (b) the compensation of our executive officers be determined by a majority of the independent directors or a compensation committee composed solely of independent directors and (c) nominations to the Board of Directors be made by a majority of the independent directors or a nominations committee comprised solely of independent directors. However, Marketplace Rule 4350(c) does require that our independent directors have regularly scheduled meetings at which only independent directors are present (“executive sessions”), and Code Section 162(m) does require a compensation committee of outside directors (within the meaning of Section 162(m)) to approve stock option grants to executive officers in order for us to be able to deduct the stock option grants as an expense. Notwithstanding the foregoing exemptions, we do have a majority of independent directors on our Board of Directors, and we do have a Compensation Committee and a Nominating and Governance Committee composed of independent directors.
Except as otherwise described above and other than stock option grants, restricted stock unit awards and other stock-based awards in the ordinary course to employees who are not executive officers, there have been no transactions in any outstanding options to purchase our Class A common stock or in our Class A common stock that were effected during the 60-day period ended June 12, 2007 by the Company or by any current executive officer, director, affiliate or subsidiary of the Company.
13.	STATUS OF OPTIONS ACCEPTED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.
The terms and provisions of each Amended Option will not differ from the terms and provisions in effect for that option at the time of tender, except that the Amended Option will have an exercise price equal to the Adjusted Exercise Price determined for that option. Accordingly, each Amended Option will continue to remain an outstanding option under the particular Plan under which it was originally granted. Each New Option will be exactly the same as the canceled Eligible Option it replaces, including the current exercise price for the canceled option and no loss of vesting or change to the expiration date of the option term, but will have a new grant date.
Pursuant to the accounting standards in effect under SFAS 123R, we will recognize additional compensation expense for financial reporting purposes with respect to the amendment of the Eligible Options to increase the current exercise prices in effect for those options to the applicable Adjusted Exercise Prices based on the incremental fair value of those options as so modified. Both the change in exercise price and the offsetting Cash Bonus are taken into account in determining the incremental fair value of those options. We will not recognize any additional compensation expense for financial reporting purposes with respect to the cancellation of tendered Eligible Options and the grant of New Options in replacement thereof because there will be no change in the exercise price or any other assumptions affecting the fair value of those options.

14.	LEGAL MATTERS; REGULATORY APPROVALS.
We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our increasing the exercise prices of the Eligible Options to the applicable Adjusted Exercise Prices, paying the applicable Cash Bonuses or canceling tendered options and granting New Options in replacement, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for such amendment to those options, the payment of the Cash Bonuses or the cancellation of tendered options and grant of New Options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may be required to delay the acceptance of the tendered Eligible Options for amendment or replacement or the payment of the applicable Cash Bonuses pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation to amend or replace Eligible Options is subject to certain conditions, including the conditions described in Section 7.
15.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.
The following is a general summary of the material U.S. federal income tax consequences applicable to the amendment of the Eligible Options and the payment of the Cash Bonuses or the cancellation of tendered options and the grant of New Options in replacement. Foreign, state and local tax consequences are not addressed.
Acceptance of Offer. If you tender your Eligible Options, you will not recognize any taxable income for U.S. federal income tax purposes at the time of your tender.
Amendment of Option. The amendment of your Eligible Option to increase the exercise price per share to the Adjusted Exercise Price determined for that option is not a taxable event for U.S. federal income tax purposes.
Cancellation and Grant of New Options. The cancellation of a tendered Eligible Option and the grant of a New Option in replacement will not be a taxable event for U.S. federal income tax purposes.
Exercise of Amended Option or New Option. Your Amended Option or New Option will be taxable as a non-statutory stock option for U.S. federal income tax purposes. Accordingly, upon each exercise of such option, you will recognize immediate taxable income equal to the excess of (i) the fair market value of the purchased shares at the time of exercise over (ii) the exercise price paid for those shares, and the Company must collect the applicable withholding taxes with respect to such income.
Sale of Acquired Shares. The subsequent sale of the shares acquired upon the exercise of your Amended Option or New Option will give rise to a capital gain to the extent the amount realized upon that sale exceeds the sum of the (i) exercise price paid for the shares plus (ii) the taxable income recognized in connection with the exercise of the option for those shares. A capital loss will result to the extent the amount realized upon such sale is less than such sum. The gain or loss will be long-term if the shares are not sold until more than one (1) year after the date the Amended Option or New Option is exercised for those shares.
Cash Bonus. You will be immediately taxed upon receipt of the Cash Bonus. The payment will constitute wages for tax withholding purposes. Accordingly, the Company must withhold all applicable federal, state and local income and employment withholding taxes, and you will receive only the portion of the payment remaining after those taxes have been withheld.
Foreign Taxation. If you are subject to the tax laws of jurisdictions in addition to the Untied States, you should be aware that tax consequences of more than one country may apply to you as a result of your receipt, vesting or exercise of an option grant for our Class A common stock and/or your participation in the Offer. You should consult your personal tax advisor to discuss these consequences. We will distribute short summaries of some of those consequences with respect to several of the countries where Eligible Optionees are located. If you are subject to the tax laws of jurisdictions outside of the United States, you should review the summary applicable to such foreign jurisdiction.
WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FOREIGN AND U.S. FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.
16.	EXTENSION OF THE OFFER; TERMINATION; AMENDMENT.
We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 7 has occurred or is deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay the acceptance of any Eligible Options for amendment or replacement by giving notice of such extension to the tendering Eligible Optionees and making a public announcement thereof.
We also expressly reserve the right, in our judgment, at any time before the Expiration Date, to terminate or amend the Offer and to postpone our acceptance of any tendered Eligible Options for amendment or replacement upon the occurrence of any of the conditions specified in Section 7, by giving written or electronic notice of such termination or postponement to the tendering Eligible Optionees and making a public announcement thereof. Our reservation of the right to delay our acceptance of the tendered Eligible Options for amendment or replacement is limited by Rule 13e-4(f)(5) promulgated under the 1934 Act, which requires that we must pay the consideration offered or return the tendered Eligible Options promptly after termination or withdrawal of the Offer.
Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, notice of such extension will be issued no later than 9:00 a.m. Eastern Daylight Time on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to Eligible Optionees in a manner reasonably designated to inform option holders of such change.
If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the 1934 Act. Those rules require that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.
If we decide to take any of the following actions, we will give notice of such action and keep the Offer open for at least ten business days after the date of such notification:
(1)	we increase or decrease the amount of consideration offered for the Eligible Options, or

(2)	we decrease the number of Eligible Options eligible to be tendered in the Offer.
17.	FEES AND EXPENSES.
We will not pay any fees or commissions to any broker, dealer or other person for soliciting submissions of Eligible Options for amendment or replacement pursuant to this Offer.
18.	ADDITIONAL INFORMATION.
We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this document is a part, with respect to the Offer. This document does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to tender your Eligible Options for amendment or replacement:
     (a) our Annual Report on Form 10-K for our fiscal year ended August 31, 2006, filed with the SEC on May 22, 2007;
     (b) Our Quarterly Report on Form 10-Q/A for our fiscal quarter ended February 28, 2007, filed with the SEC on May 25, 2007;
     (c) our Current Report on Form 8-K filed with the SEC on September 25, 2006; our Current Report on Form 8-K filed with the SEC on October 2, 2006; our Current Report on Form 8-K filed with the SEC on October 18, 2006; our Current Report on Form 8-K filed with the SEC on November 3, 2006; our Current Report on Form 8-K filed with the SEC on November 6, 2006; our Current Report on Form 8-K filed with the SEC on November 9, 2006; our Current Report on Form 8-K filed with the SEC on November 20, 2006; our Current Report on Form 8-K filed with the SEC on December 15, 2006; our Current Report on Form 8-K filed with the SEC on December 27, 2006; our Current Report on Form 8-K filed with the SEC on January 18, 2007; our Current Report on Form 8-K filed with the SEC on February 7, 2007; our Current Report on Form 8-K filed with the SEC on February 12, 2007; our Current Report on Form 8-K filed with the SEC on March 15, 2007; our Current Report on Form 8-K filed with the SEC on April 2, 2007; our Current Report on Form 8-K filed with the SEC on April 4, 2007; our Current Report on Form 8-K filed with the SEC on April 16, 2007; our Current Report on Form 8-K filed with the SEC on April 25, 2007; our Current Report on Form 8-K filed with the SEC on May 4, 2007; and our Current Report on Form 8-K filed with the SEC on May 22, 2007;
     (d) the description of our Class A common stock included in our prospectus filed with the SEC on September 28, 2000 pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended (the “1933 Act”), in connection with the Company’s Registration Statement No. 333-33370, including any amendments or reports we file for the purpose of updating that description.
The SEC file number for these filings is 000-0929887. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings are available to the public on the SEC’s website at www.sec.gov. These filings may also be examined, and copies may be obtained, at the following SEC public reference room:
100 F Street, N.E.
Washington, D.C. 20549
You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.
We will also provide without charge to each person to whom a copy of this document is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:
Apollo Group, Inc.
4615 East Elwood Street
Phoenix, Arizona 85040
Attn: Janess Pasinski
or contact the Apollo Group Tender Offer Hotline at 1-800-398-1278 or stockoptions@apollogrp.edu.
As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this document, you should rely on the statements made in the most recent document.

The information relating to Apollo Group in this document should be read together with the information contained in the documents to which we have referred you.
19.	FORWARD-LOOKING STATEMENTS; MISCELLANEOUS.
This document and our SEC reports referred to above contain certain forward-looking statements within the meaning of Section 27A of the 1933 Act and Section 21E of the 1934 Act. All statements other than statements of historical fact may be forward-looking statements. Such forward-looking statements include, among others, those statements regarding future events and future results of the Company that are based on current expectations, estimates, forecasts, and the beliefs and assumptions of us and our management, and speak only as of the date made and are not guarantees of future performance. The words “believes,” “expects,” “anticipates,” “estimates,” “plans,” “objectives,” and other similar statements of expectation identify forward-looking statements. Forward-looking statements are inherently uncertain and subject to risks. Such statements should be viewed with caution. Factors that might cause or contribute to such differences include, but are not limited to, those discussed in our Annual Report on Form 10-K, including those set forth in Item 1 under the sections titled “Regulatory Environment,” “Accreditation,” “Federal Financial Aid Programs,” and “State Authorization,” those factors set forth in Item 7 and those factors set forth in other reports that we file with the SEC. We undertake no obligation to publicly update or revise any forward-looking statements, or any facts, events, or circumstances after the date hereof that may bear upon forward-looking statements.
We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, we intend to make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law or we determine that further efforts to comply are not advisable, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Eligible Options residing in such jurisdiction.
We have not authorized anyone to give you any information or to make any representations in connection with the Offer other than the information and representations contained in this document, the related Tender Offer Statement on Schedule TO or in the related Election Form and accompanying Stock Option Amendment and Special Bonus Agreement. If anyone makes any representation to you or gives you any information different from the representations and information contained in this document, the related Tender Offer Statement on Schedule TO or in the related Election Form and accompanying Stock Option Amendment and Special Bonus Agreement, you must not rely upon that representation or information as having been authorized by us.
We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Eligible Options pursuant to the Offer. You should rely only on the representations and information contained in this document, the related Tender Offer Statement on Schedule TO or in the related Election Form and accompanying Stock Option Amendment and Special Bonus Agreement or to which we have referred you.

Apollo Group, Inc.	June 13, 2007

SCHEDULE I
INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF APOLLO
GROUP, INC.
     The members of the Apollo Group board of directors and the Apollo Group executive officers and their respective positions and offices as of June 12, 2007, are set forth in the following table:

NAME	POSITION AND OFFICES HELD

John G. Sperling, Ph.D.	Founder, Acting Executive Chairman of the Board and Director

Brian E. Mueller	President and Director

Gregory W. Capelli	Executive Vice President Global Strategy, Assistant to Executive Chairman

Joseph L. D’Amico	Chief Financial Officer

John R. Kline	Executive Vice President and Chief Administrative Officer

William J. Pepicello	President, University of Phoenix

Dianne M. Pusch	Executive Vice President

Diane L. Thompson	Chief Human Resources Officer

Terri C. Bishop	Senior Vice President and Chief Communications Officer

Joseph N. Mildenhall	Chief Information Officer

Peter V. Sperling	Senior Vice President, Secretary and Director

Larry A. Fleischer	Vice President of Finance

W. Stan Meyer	Vice President of Marketing

Brian L. Swartz	Vice President, Corporate Controller and Chief Accounting Officer

Dino J. DeConcini	Director

K. Sue Redman	Director

James R. Reis	Director

George A. Zimmer	Director
     The address of each board member and executive officer is c/o Apollo Group, Inc., 4615 East Elwood Street, Phoenix, Arizona 85040.

SCHEDULE II
INFORMATION CONCERNING REMEDIAL ACTION TAKEN BY APOLLO GROUP DIRECTORS
AND EXECUTIVE OFFICERS TO OPTIONS WITH REVISED MEASUREMENT DATES
The following table illustrates the remedial actions taken by each executive officer of Apollo Group to bring certain of his or her options with revised measurement dates into compliance with Section 409A by increasing the exercise price.

		Original	Revised	Original	Revised	Number of
		Grant	Grant	Exercise	Exercise	Shares
Name	Position	Date	Date	Price	Price	Affected

Terri C. Bishop	Senior Vice President and Chief Communications Officer	11/1/2005	12/3/2005	$63.79	$71.21	4,000
Larry A. Fleischer	Vice President of Finance	11/1/2005	12/3/2005	$63.79	$71.21	16,000
John R. Kline	Executive Vice President and Chief Administrative Officer	11/1/2005	12/3/2005	$63.79	$71.21	15,000
W. Stan Meyer	Vice President of Marketing	11/1/2005	12/3/2005	$63.79	$71.21	9,600
Brian E. Mueller	President and Director	11/1/2005	12/1/2005	$63.79	$72.61	40,000
William J. Pepicello	President, University of Phoenix	11/1/2005	12/3/2005	$63.79	$71.21	4,000
Diane L. Thompson	Chief Human Resources Officer	11/1/2005	12/3/2005	$63.79	$71.21	12,000
None of the non-employee Board members were determined to hold options with revised measurement dates.

SCHEDULE III
BENEFICIAL OWNERSHIP OF APOLLO GROUP SECURITIES BY APOLLO GROUP DIRECTORS
AND EXECUTIVE OFFICERS
The following table shows the holdings of our common stock as of March 31, 2007 by each director and each executive officer of Apollo Group.

	Apollo				Apollo
	Group Class A	Percent			Group Class B	Percent
Name and Address of Beneficial Owner	Common Stock	Owned			Common Stock	Owned
Directors and Officers:
John G. Sperling, Ph.D.	21,695,615	12.1%		(1)	243,081	51.2%
Peter V. Sperling	13,926,757	7.8%		(2)	232,068	48.8%
Brian E. Mueller	238,047		*	(3)
Gregory W. Cappelli	—	—
Joseph L. D’Amico	—	—
John R. Kline	44,240		*	(4)
William J. Pepicello	16,267		*	(5)
Dianne M. Pusch	57,278		*	(6)
Diane L. Thompson	105,056		*	(7)
Terri C. Bishop	37,834		*	(8)
Joseph N. Mildenhall	11,580		*	(9)
Larry A. Fleischer	109,908		*	(10)
W. Stan Meyer	19,765		*	(11)
Brian L. Swartz	—	—
John M. Blair	69,750		*	(12)
Dino J. DeConcini	103,179		*	(13)
Hedy F. Govenar	125,268		*	(14)
K. Sue Redman	—	—
James R. Reis	—	—
George A. Zimmer	—	—
All Executive Officers and Directors (20 persons)	36,560,544	20.4%		(15)
Total Shares Outstanding	179,113,696	100.0%		(16)	475,149	100.0%

*	Represents beneficial ownership of less than 1%.

(1)	Includes (a) 1,357,339 shares held by the John Sperling 1994 Irrevocable Trust, for which Dr. Sperling and Mr. Sperling are the co-trustees (also included in the shares being reported as beneficially owned by Mr. Sperling); (b) 2,348,886 shares held by The Aurora Foundation, for which Dr. Sperling is the trustee; (c) 1,355,867 shares that Dr. Sperling has the right to acquire within 60 days of the date of the table set forth above; (d) 243,080 shares that the John Sperling Voting Stock Trust has the right to acquire at any time, subject to certain limitations under the Shareholder Agreement as amended, upon conversion of its Class B common stock, for which Dr. Sperling is the trustee; and (e) one share that Dr. Sperling has the right to acquire at any time upon conversion of his share of Class B common stock. Of the shares held by Dr. Sperling, 500,000 shares are subject to a forward sale agreement maturing April 24, 2009. Of the shares held by the Aurora Foundation, 100,000 shares are subject to a forward sale agreement maturing April 24, 2009.

(2)	Includes (a) 1,357,339 shares held by the John Sperling 1994 Irrevocable Trust, for which Dr. Sperling and Mr. Sperling are the co-trustees (also included in the shares being reported as beneficially owned by Dr. Sperling); (b) 596,961 shares that Mr. Sperling has the right to acquire within 60 days of the date of the table set forth above; (c) 232,067 shares that the Peter Sperling Voting Stock Trust has the right to acquire at any time, subject to certain limitations under the Shareholder Agreement as amended, upon conversion of its Class B common stock, for which Mr. Sperling is the trustee; and (d) one share that Mr. Sperling has the right to acquire at any time upon conversion of his share of Class B common stock. Of the shares held by Mr. Sperling, 250,000 shares are subject to a forward sale agreement maturing November 5, 2007; 500,000 shares are subject to a forward sale agreement maturing January 2, 2008; 250,000 shares are subject to a forward sale agreement maturing January 31, 2008; 500,000 shares are subject to a forward sale agreement maturing April 11, 2008; 500,000 shares are subject to a forward sale agreement maturing April 25, 2008; 500,000 shares are subject to a forward sale agreement maturing July 28, 2008; 315,000 shares are subject to a forward sale agreement maturing January 20, 2009; and 500,000 shares are subject to a forward sale agreement maturing April 24, 2009.

(3)	Includes 236,720 shares that Mr. Mueller has the right to acquire within 60 days of the date of the table set forth above.

(4)	Includes 43,084 shares that Mr. Kline has the right to acquire within 60 days of the date of the table set forth above.

(5)	Includes 16,000 shares that Dr. Pepicello has the right to acquire within 60 days of the date of the table set forth above.

(6)	Includes 40,297 shares that Ms. Pusch has the right to acquire within 60 days of the date of the table set forth above.

(7)	Includes 103,592 shares that Ms. Thompson has the right to acquire within 60 days of the date of the table set forth above.

(8)	Includes 1,684 shares held by a living trust and 36,150 shares that Ms. Bishop has the right to acquire within 60 days of the date of the table set forth above.

(9)	Includes 11,580 shares that Mr. Mildenhall has the right to acquire within 60 days of the date of the table set forth above.

(10)	Includes 108,504 shares that Mr. Fleischer has the right to acquire within 60 days of the date of the table set forth above.

(11)	Includes 19,438 shares that Mr. Meyer has the right to acquire within 60 days of the date of the table set forth above.

(12)	Includes 69,750 shares that Mr. Blair has the right to acquire within 60 days of the date of the table set forth above.

(13)	Includes 103,021 shares that Mr. DeConcini has the right to acquire within 60 days of the date of the table set forth above.

(14)	Includes 2,362 shares held by the Governmental Advocates Money Pension Plan and Trust, for which Ms. Govenar is trustee and beneficiary, and 122,906 shares that Ms. Govenar has the right to acquire within 60 days of the date of the table set forth above.

(15)	Includes 2,863,870 shares that all directors and executive officers as a group have the right to acquire within 60 days of the date of the table set forth above.

(16)	Includes 6,403,399 shares that all directors and employees have the right to acquire within 60 days of the date of the table set forth above.